UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a – 101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Independent Bank Corporation

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Independent Bank Corporation
230 West Main Street
Ionia, Michigan 48846

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                                                          Date:                             Friday, January 29, 2010

                                                                             Time:                           3 p.m. Eastern Time

                                                                             Location:                    Johnson Building, Second Floor

                                                                                                                    227 Main Street, Ionia, Michigan 48846

We invite you to attend this Independent Bank Corporation Special Meeting of Shareholders to:

1.     Consider and vote upon a proposal to amend our Articles of Incorporation to increase the number of authorized shares of common stock from 60 million shares to 500 million shares;

2.     Consider and vote upon a proposed stock option exchange program, under which eligible employees would be able to exchange certain options for a lesser number of new options on the terms described in this proxy statement;

3.     Consider and vote upon a proposal to issue additional shares of our common stock in exchange for certain outstanding trust preferred securities and in exchange for certain outstanding shares of preferred stock;

4.     Grant management the authority to adjourn, postpone, or continue the Special Meeting; and

5.     Transact any other business that is properly submitted before the Special Meeting or any adjournments or postponements of the Special Meeting.

  The record date for the Special Meeting is December 10, 2009. Only shareholders of record at the close of business on that date can vote at the Special Meeting.  We mailed this Notice of Special Meeting of Shareholders to those shareholders of record. Action may be taken at the Special Meeting on any of the foregoing proposals on the date specified above or any date or dates to which the Special Meeting may be adjourned or postponed.

We will have a list of shareholders who can vote at the Special Meeting available for inspection by shareholders at the Special Meeting, and, for 10 days prior to the Special Meeting, during regular business hours at the offices of Independent Bank Corporation, 230 West Main Street, Ionia, Michigan 48846.

If you plan to attend the Special Meeting but are not a shareholder of record because you hold your shares in street name, please bring evidence of your beneficial ownership of your shares (e.g., a copy of a recent brokerage statement showing the shares) with you to the Special Meeting. Whether or not you plan to attend the Special Meeting and whether you own a few or many shares of stock, the Board of Directors urges you to vote promptly. You may vote by signing, dating and returning the enclosed proxy card, by using the automated telephone voting system or by using the Internet voting system. You will find instructions for voting by telephone and by the Internet on the enclosed proxy card.

By Order of the Board of Directors,

/s/ Robert N. Shuster

Robert N. Shuster

Corporate Secretary

December 18, 2009

INDEPENDENT BANK CORPORATION

PROXY STATEMENT

 GENERAL INFORMATION

This proxy statement is being furnished to solicit proxies on behalf of the Board of Directors (the "Board") of Independent Bank Corporation, a Michigan corporation (the "Company," "IBC," "we" or "us"), for use at the IBC Special Meeting of Shareholders to be held on Friday, January 29, 2010, at the Johnson Building, Second Floor, 227 Main Street, Ionia, Michigan, 48846 at 3 p.m., Eastern Time (the "Special Meeting"), and at any adjournment or postponement thereof. This proxy statement and the accompanying proxy are first being sent to IBC shareholders on or about December 18, 2009.

The purpose of the Special Meeting is:

1.      Consider and vote upon a proposal to amend our Articles of Incorporation to increase the number of authorized shares of common stock from 60 million shares to 500 million shares;

2.      Consider and vote upon a proposed stock option exchange program, under which eligible employees would be able to exchange certain options for a lesser number of new options on the terms described in this proxy statement;

3.      Consider and vote upon a proposal to issue shares of our common stock in exchange for certain outstanding trust preferred securities and in exchange for certain outstanding shares of preferred stock;

4.      Grant management the authority to adjourn, postpone, or continue the Special Meeting; and

5.      Transact any other business that is properly submitted before the Special Meeting or any adjournments or postponements of the Special Meeting.

Principal Executive Office

The address of our principal executive office is 230 W. Main Street, Ionia, Michigan 48846.

Voting Information

The record date for the Special Meeting is December 10, 2009. Only shareholders of record at the close of business on that date can vote at the Special Meeting. We mailed this Notice of Special Shareholder Meeting to those shareholders of record. Action may be taken at the Special Meeting on any of the foregoing proposals on the date specified above or any date or dates to which the Special Meeting may be adjourned or postponed.

If the form of the proxy accompanying this proxy statement is properly executed and returned, the shares represented by the proxy will be voted at the Special Meeting of Shareholders in accordance with the directions given in such proxy. If no choice is specified, the shares represented by the proxy will be voted FOR the amendment to our Articles of Incorporation to increase the number of authorized shares of common stock from 60 million to 500 million, FOR the proposed stock option exchange program, FOR the proposal to permit IBC to issue common stock in accordance with Nasdaq Marketplace Rule 5635 in exchange for certain outstanding trust preferred securities and in exchange for certain outstanding shares of preferred stock, and FOR any proposal to adjourn, postpone, or continue the Special Meeting.

Whether or not you plan to attend the Special Meeting, please complete and mail the enclosed proxy card promptly so that your shares will be voted as you desire.  If voting by mail, we must receive your completed proxy card no later than 11:59 a.m. Eastern Time on January 29, 2010, or your vote will not be counted.  You may also vote by telephone or by the Internet by following the instructions for using the automated telephone and Internet voting systems provided on the proxy card.  To vote by telephone, shareholders of record (shareholders who have been issued a certificate representing their shares) may call toll free on a touch-tone telephone 1-800-PROXIES (1-800-776-9437) and follow the recorded instructions. To vote by Internet, go to the site http://www.voteproxy.com and follow the instructions provided.  If voting by phone or by the Internet, you must submit your vote by no later than 11:59 a.m. Eastern Time on January 29, 2010, or your vote will not be counted.

If your shares are held through a bank or a broker (referred to as "street name"), you may also be eligible to vote your shares electronically. Simply follow the instructions on your voting form, using either the toll-free telephone number or the Internet address that is listed.

A proxy may be revoked prior to its exercise by delivering a written notice of revocation to our Secretary, executing a subsequent proxy, or attending the meeting and voting in person. Attendance at the meeting does not, however, automatically serve to revoke a proxy.

This proxy statement, including the Notice and Form of Proxy, is available at http://www.snl.com/irweblinkx/docs.aspx?iid=100319.  Information on directions to the site of our Special Meeting is available on our website at www.IndependentBank.com.

The Board recommends that you vote FOR the proposal to amend the Articles of Incorporation to increase the number of authorized shares of common stock from 60 million to 500 million shares.

The Board recommends that you vote FOR the proposal to approve the stock option exchange program.

The Board recommends that you vote FOR the proposal to permit IBC to issue additional shares of our common stock in exchange for certain outstanding trust preferred securities and in exchange for certain outstanding shares of preferred stock.

The Board recommends that you vote FOR the proposal to grant management the authority to adjourn, postpone, or continue the Special Meeting.

Attending the Special Meeting

We reserve the right to only admit persons with proof of share ownership to the Special Meeting. If your shares are not registered in your name, you must bring proof of share ownership (such as a recent bank or brokerage firm account statement, together with photo identification) to be admitted to the Special Meeting.

Whether or not you plan to attend the Special Meeting, please complete and mail the enclosed proxy card promptly so that your shares will be voted as you desire. You may also vote by telephone or by the Internet by following the instructions for using the automated telephone and Internet voting systems provided on the proxy card.

Note Regarding Independence of Proposals

          Although we are asking shareholders to approve each of the four proposals described in this proxy statement, none of these proposals is conditioned upon the approval of any other proposal.  However, if shareholders fail to approve the proposal to amend our Articles of Incorporation to increase the number of authorized shares from 60 million to 500 million (Proposal 1) but approve the proposal to permit us to issue additional shares of common stock in exchange for certain outstanding trust preferred securities and preferred stock (Proposal 3), then our ability to pursue such proposed exchange transactions will be materially limited.

PROPOSAL 1

APPROVE AN AMENDMENT TO THE ARTICLES OF INCORPORATION

TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

General

Our Board has unanimously adopted a resolution, subject to shareholder approval, to amend the first paragraph of Article III of our Articles of Incorporation to read as follows:

The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is five hundred million two hundred thousand (500,200,000) shares, of which five hundred million (500,000,000) shares shall be common stock of the par value of $1.00 per share, and two hundred thousand (200,000) shares shall be series preferred stock, without par value.

This amendment will increase our authorized common stock from 60,000,000 shares to 500,000,000 shares. The purpose of the amendment is to provide additional shares of common stock for future issuance, including with respect to the transactions described below. As of the record date, there were approximately 24,029,125 shares of common stock issued and outstanding, 1,098,564 stock options granted but not exercised, 483,802 shares reserved for issuance under our stock compensation plans, and an outstanding warrant to purchase 3,461,538 shares of common stock.  As a result, as of the record date, approximately 30,926,971 shares of common stock remain available for future issuance. We also have 72,000 shares of Series A preferred stock issued and outstanding as of the record date.

The Board considers the proposed increase in the number of authorized shares desirable because it would give the Board greater flexibility and provide sufficient shares available for issuance if needed to augment our capital base or for other general corporate purposes, including the transactions described below.

If our shareholders approve the amendment, it will become effective upon the filing of a Certificate of Amendment to our Articles of Incorporation with the Department of Energy, Labor & Economic Growth of the State of Michigan, which we expect to occur promptly following the Special Meeting.

Purpose of the Amendment – Potential Issuances of Common Stock

The purpose of this proposed increase in authorized common stock is to make available additional shares of common stock for issuance in an effort to improve our capital levels and for other business and finance purposes.  Although our regulatory capital ratios remain at levels above federal regulatory "well capitalized" standards, because of the losses we have incurred in recent quarters, our elevated levels of non-performing loans and other real estate, and the ongoing economic stress in Michigan, we have recently taken certain actions to improve our regulatory capital ratios and to preserve liquidity, including eliminating the cash dividend on our common stock, deferring dividends on our preferred stock, and deferring interest payments on our subordinated debentures and the dividends on the related trust preferred securities.  These actions will preserve cash at IBC as we do not expect Independent Bank, our bank subsidiary, to be able to pay any cash dividends in the near term.

In addition to these actions, we are currently considering various initiatives to increase our capital and strengthen our balance sheet through a variety of means involving the issuance or potential issuance of common stock, including the transactions described below.  As a result, we are seeking shareholder approval of an amendment to our Articles of Incorporation in order to increase the number of shares of common stock we are authorized to issue to allow us to raise additional capital in the near term and to provide additional shares for future issuances should further capital needs arise.

The transactions we are currently proposing or considering include:

•     We currently intend to make an offer to holders of trust preferred securities issued by each of IBC Capital Finance IV, IBC Capital Finance III, and Midwest Guaranty Trust I to exchange shares of our common stock for such trust preferred securities. If this offer is made and is fully successful, this exchange could convert up to $39.5 million in aggregate liquidation amount of outstanding trust preferred securities to common stock. As previously announced, we recently elected to defer regularly scheduled quarterly interest payments on our junior subordinated debentures owned by each of our trust subsidiaries, including IBC Capital Finance IV, IBC Capital Finance III, and Midwest Guaranty Trust I. See "Proposal 3 - Approve the Issuance of Common Stock in Exchange Transactions in Accordance with Nasdaq Marketplace Rule 5635" below for more information regarding this proposal.  The trust preferred securities described in this paragraph are collectively referred to as the "Institutional Trust Preferred Securities," and the proposed exchange offer described in this paragraph is referred to as the "Institutional TP Exchange Offer."

•      We are in discussions with the United States Department of the Treasury (the "Treasury"), as the holder of our outstanding shares of Series A Fixed Rate Cumulative Perpetual Preferred Stock, $1,000 liquidation preference per share (the "CPP Preferred Shares"), to exchange shares of our common stock for such CPP Preferred Shares. If an agreement is reached with the Treasury with respect to such exchange, this transaction could convert up to $72 million in aggregate liquidation amount of outstanding CPP Preferred Shares to common stock. As previously announced, we recently elected to defer regularly scheduled quarterly dividend payments on such CPP Preferred Shares. See "Proposal 3 - Approve the Issuance of Common Stock in Exchange Transactions in Accordance With Nasdaq Marketplace Rule 5635" below for more information regarding this proposal.  The potential exchange offer described in this paragraph is referred to as the "CPP Exchange Offer."

•     We currently intend to make an offer to exchange shares of our common stock for outstanding trust preferred securities issued by IBC Capital Finance II that are traded on the Nasdaq Global Select Market. If this offer is made and is fully successful, this exchange could convert up to $50.6 million in aggregate liquidation amount of outstanding trust preferred securities to common stock.  As previously announced, we recently elected to defer regularly scheduled quarterly interest payments on our junior subordinated debentures owned by each of our trust subsidiaries, including IBC Capital Finance II.  The trust preferred securities described in this paragraph are collectively referred to as the "Retail Trust Preferred Securities," and the potential exchange offer described in this paragraph is referred to as the "Retail TP Exchange Offer."

•      We are considering one or more offerings of common stock or securities convertible into common stock for cash (any such offering is referred to as a "Cash Offering").

There would be no cash proceeds to IBC from the issuance of common shares pursuant to the Institutional TP Exchange Offer, the Retail TP Exchange Offer, or the CPP Exchange Offer.  Any cash proceeds resulting from other transactions that may be undertaken, such as any Cash Offering, would be used for general corporate purposes and to strengthen the capital position of  IBC's subsidiary bank, Independent Bank. We have not made any other determination about any specific use of proceeds.

This proxy statement describes certain capital raising initiatives currently being considered by the Board.   As discussed in further detail under Proposal 3 of this proxy statement, certain of these initiatives will require shareholder approval before additional shares of our common stock can be issued in connection with such initiative.  Specifically, Nasdaq Marketplace Rule 5635 requires shareholder approval prior to the sale or issuance (or potential issuance) of shares, in a transaction other than a public offering, equal to 20% or more of our outstanding common stock or 20% or more of the voting power of our capital stock outstanding before the issuance, if the sale price of the common stock is less than the greater of the book or market value of the common stock.  As discussed in Proposal 3 of this proxy statement, both the Institutional TP Exchange Offer and the CPP Exchange Offer will require such shareholder approval.   However, the Retail TP Exchange Offer mentioned above will not require such shareholder approval as this transaction would be deemed a "public offering" under Nasdaq Marketplace Rules.  Whether a Cash Offering would require further shareholder approval will depend on the terms of the Cash Offering.  If the Cash Offering constitutes a "public offering" under Nasdaq Marketplace Rules, then we do not anticipate that shareholder approval would be required.  Our Board is currently contemplating a Cash Offering that would constitute a public offering in which we would seek to raise as much as $50 million to $150 million in aggregate cash proceeds.  If we decide to pursue a Cash Offering of that nature, we would not seek further shareholder approval before doing so.  If we decide to pursue a Cash Offering that requires shareholder approval under Nasdaq Marketplace Rules or otherwise, we would seek such shareholder approval at that time.  We currently do not propose to undertake any Cash Offering that would require further approval from our shareholders

If this proposal is approved by our shareholders, the additional authorized shares of common stock would also be available from time to time for other corporate purposes, including acquisitions of other companies or other assets, stock dividends, stock splits, other stock distributions, and in connection with equity-based benefit plans.  Authorized but unissued shares of our common stock may be issued from time to time upon authorization by our Board, at such times, to such persons, and for such consideration as the Board may determine in its discretion and generally without further approval by our shareholders (except as may be required for any particular transaction by applicable law, regulation, or stock exchange rule).  However, the Board has not (as of the date this proxy statement is being mailed) made any commitment to issue the additional shares of common stock.  The Board does not intend to issue any shares except on terms it deems to be in the best interest of the Company and its shareholders. However, given our current capital position and the difficult economic environment in which we are operating, it is reasonable to expect that additional shares of common stock or securities convertible into common stock will be issued in the near future, including pursuant to the proposed transactions described in this proxy statement.

Effect of the Amendment

The additional shares of common stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding shares of common stock. Adoption of the proposed amendment and issuance of the common stock would not affect the rights of the holders of currently outstanding common stock, except for effects incidental to increasing the number of shares of our common stock outstanding, such as dilution of the earnings per share and voting rights of current holders of common stock. Under our Articles of Incorporation, our shareholders do not have preemptive rights with respect to our common stock. As a result, if our Board decides to issue additional shares of our common stock, existing holders of our common stock would not have any preferential rights to purchase such shares.  See "Effect on Outstanding Common Stock" below for more information regarding the potential dilution to our current shareholders.

The additional shares of common stock that would become available for issuance if this amendment is adopted could also be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the Company. For example, without further shareholder approval, the Board could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this amendment to increase the authorized common stock has been prompted by the business and financial considerations described above and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at us), shareholders should be aware that approval of this amendment could facilitate future efforts by us to deter or prevent changes in control.

The issuance of additional shares, or the perception that additional shares may be issued, may also adversely affect the market price of our common stock.

Under the Michigan Business Corporation Act, our shareholders are not entitled to dissenter's rights with respect to the amendment of the Articles of Incorporation to increase the authorized shares of common stock.

Certain Material Terms of the Common Stock

All of the outstanding shares of our common stock are fully paid and nonassessable. Subject to the prior rights of the holders of shares of preferred stock that may be issued and outstanding, the holders of common stock are entitled to receive:

•     dividends when, as and if declared by our Board out of funds legally available for the payment of dividends; and

•     in the event of dissolution of IBC, to share ratably in all assets remaining after payment of liabilities and satisfaction of the liquidation preferences, if any, of then outstanding shares of preferred stock, as provided in our Articles of Incorporation.

As a result of our election to defer regularly scheduled quarterly payments on outstanding trust preferred securities issued by our trust subsidiaries and on our outstanding shares of preferred stock, we are currently prohibited from paying any cash dividends on shares of our common stock.

In addition, even if we re-commence regularly scheduled quarterly payments on such outstanding trust preferred securities and on our outstanding shares of preferred stock, there are still significant restrictions on our ability to pay dividends on our common stock.  Pursuant to the Letter Agreement we entered into with the Treasury, dated December 12, 2008, we completed our sale to the Treasury as part of the Treasury's Capital Purchase Program of the Troubled Asset Relief Program ("TARP") of the CPP Preferred Shares, and a warrant to purchase common shares.  Our agreements with the Treasury prevent us from paying quarterly cash dividends on our common stock in excess of $.01 per share and (with certain exceptions, including those described below) repurchasing shares of common stock.  These restrictions will remain in effect until the earlier of December 12, 2011 or such time as the Treasury no longer holds the CPP Preferred Shares.  One of the proposals described in this proxy statement is our proposal to issue shares of our common stock to the Treasury in exchange for such CPP Preferred Shares.

The Treasury's Capital Purchase Program permits us to repurchase shares of our common stock only under limited circumstances, including the following:

•     in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice;

•     the redemption or repurchase of rights pursuant to any shareholders' rights plan;

•     the acquisition of record ownership of common stock or other securities that are junior to or on a parity with the CPP Preferred Shares for the beneficial ownership of any other persons, including trustees or custodians; and

•     the exchange or conversion of common stock for or into other securities that are junior to or on a parity with the CPP Preferred Shares or trust preferred securities for or into common stock or other securities that are junior to or on a parity with the CPP Preferred Shares, in each case solely to the extent required pursuant to binding contractual agreements entered into prior to December 12, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

In addition, as a bank holding company, our ability to pay distributions will be affected by the ability of Independent Bank to pay dividends under applicable laws, rules and regulations. The ability of Independent Bank, as well as IBC, to pay dividends in the future currently is, and could be further, affected by bank regulatory requirements and capital guidelines.

Each holder of common stock is entitled to one vote for each share held of record on all matters presented to a vote at a shareholders meeting, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any additional shares of common stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. Our common stock is currently traded on the Nasdaq Global Select Market under the symbol "IBCP."

Effect on Outstanding Common Stock

If shareholders approve the adoption of the amendment to our Articles of Incorporation, our Board is likely to pursue the issuance of additional shares of common stock in connection with the Institutional TP Exchange Offer, the Retail TP Exchange Offer, and the CPP Exchange Offer, as referenced above and discussed below in more detail; however, there is no current commitment to do so and our Board could determine to abandon one or more of such transactions or pursue one or more transactions on terms different than those described above, at its discretion.  In addition, our Board is currently contemplating a Cash Offering pursuant to which we would seek to raise as much as $50 million to $150 million in aggregate gross proceeds.

The amount of capital we may seek to raise through issuances of common stock, including through the initiatives under consideration and referenced above or through other means, is likely to be substantial.

The authorization of the additional shares would not, by itself, have any effect on the rights of shareholders. However, holders of common stock have no preemptive rights to acquire additional shares of common stock, so the future issuance of shares of common stock, including pursuant to the transactions discussed above or any other potential capital raising initiative, is likely to have an immediate and significant dilutive effect on earnings per share and the voting power of existing shareholders at the time of the issuance.

The following tables show the relative size of the transactions currently contemplated by the Company by showing the percentage of outstanding stock that could be issued in such transactions, based on the assumptions described in the footnotes to the tables.  We have shown the pro forma impact of a "High Range Alternative" and a "Low Range Alternative" with respect to the transactions, prepared using the assumptions set forth below. The "High Range Alternative" assumes (i) the tender and exchange of 75% of the outstanding Retail Trust Preferred Securities for common stock, (ii) the tender and exchange of 75% of the outstanding Institutional Trust Preferred Securities for common stock, (iii) the tender and exchange of the entire $72 million of outstanding CPP Preferred Shares for common stock, and (iv) an underwritten public offering of our common stock for aggregate gross proceeds of $150 million.  The "Low Range Alternative" assumes (i) the tender and exchange of 25% of the outstanding Retail Trust Preferred Securities for common stock, (ii) the tender and exchange of 25% of the outstanding Institutional Trust Preferred Securities for common stock, (iii) no CPP Exchange Offer, and (iv) an underwritten public offering of our common stock for aggregate gross proceeds of $50 million.

We have assumed the participation rates described above for the Retail TP Exchange Offer and the Institutional TP Exchange Offer based on the results of recently concluded similar exchange offers by similarly situated issuers.  We are only in preliminary discussions with the Treasury, as the sole holder of the CPP Preferred Shares, regarding the proposed CPP Exchange Offer.  We have not received any indication from the Treasury as to its willingness to exchange any CPP Preferred Shares for shares of our common stock or the pricing or other terms upon which it would participate in any such exchange.  There is no assurance the Treasury will agree to participate in the CPP Exchange Offer on terms acceptable to us or at all.  We have included the potential dilution that would result from a proposed Cash Offering (see the assumptions disclosed in footnotes (1) and (5) to each of the tables below), but there is no assurance we will be successful in completing any such Cash Offering on such terms or at all.

The proposed stock option exchange program (Proposal 2, described below) will not have a material dilutive effect on existing shareholders and is therefore not reflected or included in the tables below.

No. of Shares to be Issued in Transactions Under Consideration

Low Range Alternative (25% Participation in Exchange Offers,

No CPP Exchange and $50 Million Cash Offering)

(Based on Assumptions in Footnotes to Table)

Relevant Price (1)	Institutional TP Exchange Offer (2)	Retail TP Exchange Offer (3)	CPP Preferred Exchange Offer (4)	Cash Offering (5)	% of Total Outstanding (6)
$1.00	9,875,000	12,650,000	0	51,429,747	75.48%
$0.95	10,394,737	13,315,790	0	54,136,576	76.41%
$0.90	10,972,223	14,055,556	0	57,144,164	77.37%
$0.85	11,617,648	14,882,353	0	60,505,585	78.36%
$0.80	12,343,750	15,812,500	0	64,287,184	79.37%
$0.75	13,166,667	16,866,667	0	68,572,996	80.41%
$0.70	14,107,143	18,071,429	0	73,471,068	81.47%
$0.65	15,192,308	19,461,539	0	79,122,688	82.56%
$0.60	16,458,334	21,083,334	0	85,716,245	83.69%

(1)

Relevant Price is the price per share of our common stock used to determine the number of shares that would be issued in exchange for the tendered trust preferred securities and the CPP Preferred Shares. The actual price used in the exchange offers for the trust preferred securities is proposed to be the mathematical average of the volume weighted average price of common shares for the five consecutive trading days ending on and including the second trading day immediately preceding the expiration date of the applicable exchange offer.  The actual price used in any exchange of common stock for the CPP Preferred Shares will be as negotiated with Treasury, but is likely to be based on the market value our common stock.  The actual price used in any Cash Offering in which we offer to sell shares of our common stock to the public is likely to be at some discount to the market value of our common stock.  For purposes of the table above, we have assumed the Cash Offering would be conducted at a price equal to 97.22% of the market value of our common stock.  The table contains only an estimated range of potential values for our common shares.  The closing price of our common shares on the Nasdaq Global Select Market on December 8, 2009, was $0.70 per share.

(2)

Assumes that 25% of the outstanding Institutional Trust Preferred Securities will be tendered for exchange and that for each $1,000 liquidation amount of Institutional Trust Preferred Securities tendered, a holder would receive common stock with a value equal to $1,000, which is equal to 100% of the $1,000 liquidation amount.

(3)

Assumes that 25% of the outstanding Retail Trust Preferred Securities will be tendered for exchange and that for each $25 liquidation amount of Retail Trust Preferred Securities tendered, a holder would receive common stock with a value equal to $25, which is equal to 100% of the $25 liquidation amount.

(4)	Assumes that Treasury will not agree to exchange any CPP Preferred Shares for common stock.
(5)	Assumes we raise aggregate gross proceeds of $50 million.
(6)

Assumes the number of shares of common stock outstanding excluding shares to be issued in these transactions would be 24,029,125 (the number of shares of IBC common stock outstanding on December 10, 2009).

No. of Shares to be Issued in Transactions Under Consideration

High Range Alternative (75% Participation in Exchange Offers,

100% Participation in CPP Exchange Offer and $150 Million Cash Offering)

(Based on Assumptions in Footnotes to Table)

Relevant Price (1)	Institutional TP Exchange Offer (2)	Retail TP Exchange Offer (3)	CPP Preferred Exchange Offer (4)	Cash Offering (5)	% of Total Outstanding (6)
$1.00	29,625,000	37,950,000	72,000,000	154,289,241	92.44%
$0.95	31,184,211	39,947,369	75,789,474	162,409,728	92.79%
$0.90	32,916,667	42,166,667	80,000,000	171,432,490	93.15%
$0.85	34,852,942	44,647,059	84,705,883	181,516,754	93.50%
$0.80	37,031,250	47,437,500	90,000,000	192,861,552	93.86%
$0.75	39,500,000	50,600,000	96,000,000	205,718,988	94.22%
$0.70	42,321,429	54,214,286	102,857,143	220,413,202	94.59%
$0.65	45,576,924	58,384,616	110,769,231	237,368,063	94.95%
$0.60	49,375,000	63,250,000	120,000,000	257,148,735	95.32%

(1)

Relevant Price is the price per share of our common stock used to determine the number of shares that would be issued in exchange for the tendered trust preferred securities and the CPP Preferred Shares. The actual price used in the exchange offers for the trust preferred securities is proposed to be the mathematical average of the volume weighted average price of common shares for the five consecutive trading days ending on and including the second trading day immediately preceding the expiration date of the applicable exchange offer.  The actual price used in any exchange of common stock for the CPP Preferred Shares will be as negotiated with Treasury, but is likely to be based on the market value our common stock.  The actual price used in any Cash Offering in which we offer to sell shares of our common stock to the public is likely to be at some discount to the market value of our common stock.  For purposes of the table above, we have assumed the Cash Offering would be conducted at a price equal to 97.22% of the market value of our common stock.  The table contains only an estimated range of potential values for our common shares.  The closing price of our common shares on the Nasdaq Global Select Market on December 8, 2009, was $0.70 per share.

(2)

Assumes that 75% of the outstanding Institutional Trust Preferred Securities will be tendered for exchange and that for each $1,000 liquidation amount of Institutional Trust Preferred Securities tendered, a holder would receive common stock with a value equal to $1,000, which is equal to 100% of the $1,000 liquidation amount.

(3)

Assumes that 75% of the outstanding Retail Trust Preferred Securities will be tendered for exchange and that for each $25 liquidation amount of Retail Trust Preferred Securities tendered, a holder would receive common stock with a value equal to $25, which is equal to 100% of the $25 liquidation amount.

(4)

Assumes that Treasury will agree to exchange all CPP Preferred Shares (with an aggregate liquidation preference of $72 million) for common stock with a value equal to the $72 million liquidation value.

(5)	Assumes we raise aggregate gross proceeds of $150 million.
(6)

Assumes the number of shares of common stock outstanding excluding shares to be issued in these transactions would be 24,029,125 (the number of shares of IBC common stock outstanding on December 10, 2009).

Based on the assumptions described in the footnotes to the tables above, upon completion of the Institutional TP Exchange Offer, the Retail TP Exchange Offer, the CPP Exchange Offer, and the Cash Offering (if all of such transactions are pursued and completed), our existing shareholders would own between only 4.68% and 24.52% of our outstanding common stock.  However, we have reserved the right to issue an even greater number of shares of our common stock (i.e., in the event one or more of the assumptions in the tables set forth above prove not to be true).  We have reserved the right to issue up to 79 million shares of common stock in the Institutional TP Exchange Offer and up to 144 million shares of common stock in the CPP Exchange Offer.  In addition, we expect the maximum number of shares we may issue in the Retail TP Exchange Offer to be 101.2 million.  Using these maximum numbers and the highest number of shares shown in the tables above for the Cash Offering, our current shareholders may end up owning only approximately 3.97% of our outstanding common stock.

In addition, the initiatives under consideration and referenced above or through other means, including the exchange offers for the trust preferred securities, may trigger an ownership change that would negatively affect our ability to utilize net operating loss and capital loss carryforwards and other deferred tax assets in the future. As a result, we may suffer higher-than-anticipated tax expense, and consequently lower net income and cash flow, in those future years. As of December 31, 2008, we had federal net operating loss carryforwards of approximately $2.8 million, and such amounts may grow significantly prior to the expiration of the capital raising initiatives described in this proxy statement. Companies are subject to a change of ownership test under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), that, if met, would limit the annual utilization of tax losses and credits carrying forward from pre-change of ownership periods, as well as the ability to use certain unrealized built-in losses. This change of ownership test will be met if, for example, a sufficient number of the holders of the trust preferred securities exchange such securities for our common shares. We believe it is possible that this test could be met if there is substantial participation in the exchange offers or if other capital raising initiatives under consideration and referenced above or through other means are consummated. Generally, under Section 382, the yearly limitation on our ability to utilize such deductions will be equal to the product of the applicable long-term tax exempt rate (presently 4.16%) and the sum of the values of our common shares and of our outstanding CPP Preferred Shares, immediately before the ownership change. In addition to limits on the use of net operating loss carryforwards, our ability to utilize deductions related to bad debts and other losses for up to a five-year period following such an ownership change would also be limited under Section 382,  to the extent that such deductions reflect a net loss that was "built-in" to our assets immediately prior to the ownership change. Similar rules under Section 383 of the Code will also limit utilization of any capital loss and tax credit carryforwards. The amount of these carryforwards was not material at December 31, 2008, but  may grow significantly prior to the expiration of the offers.

The Retail TP Exchange Offer

Both the Institutional TP Exchange Offer and the CPP Exchange Offer are discussed in further detail below under Proposal 3 below.  The following is a brief description of the Retail TP Exchange Offer.

Purpose of the Retail TP Exchange Offer.  As described above, we believe that additional capital is necessary to maintain and strengthen our capital base as the effects of the economy continue to impact our business over the coming months and years. One means identified to improve our capital position is to offer to exchange common stock, which is considered Tier 1 regulatory capital without limit, to holders of our Retail Trust Preferred Securities, which are considered Tier 1 regulatory capital only up to 25% of total core capital elements.  If Retail Trust Preferred Securities are exchanged for shares of our common stock in the exchange offer, it would have the effect of increasing our Tier 1 common equity.  In addition, although this exchange offer would not result in any cash proceeds to the Company, it would result in a reduction of interest and dividend expense, thereby allowing us to preserve capital.

Proposed Terms of the Retail TP Exchange Offer.  If IBC proceeds with the Retail TP Exchange Offer, IBC currently intends to issue for each $25 liquidation amount of Retail Trust Preferred Securities accepted for exchange a number of shares of common stock having a dollar value equal to (x) 80% of the $25 liquidation amount if tendered for exchange on or before the early tender deadline to be established by our Board, and (y) 75% of the $25 liquidation amount if tendered for exchange after such early tender deadline and on or before the expiration date of the exchange offer.  Although these are the exchange ratios we currently intend to offer to holders of Retail Trust Preferred Securities, we may decide to increase the exchange ratios and issue shares of our common stock with a value equal to up to 100% of the $25 liquidation amount of securities tendered and accepted for exchange in the Retail TP Exchange Offer.  There would be no cash, shares of common stock, or other consideration paid or issued in exchange for accrued but unpaid distributions on the Retail Trust Preferred Securities tendered for exchange.  The common stock  to be issued would be valued based on the mathematical average of the volume weighted average price per share for the five consecutive trading days ending on and including the second trading day immediately preceding the expiration date of the exchange offer.

Effect of Retail TP Exchange Offer on Current Shareholders.  If implemented, and depending on the number of Retail Trust Preferred Securities tendered and accepted for exchange, the Retail TP Exchange Offer may result in a significant increase in the number of shares of common stock outstanding, and current shareholders will own a smaller percentage of the outstanding common stock. See the tables set forth above for more information regarding this potential dilution.  Such dilution could result in a significant reduction in the percentage interests of current shareholders in the voting power, liquidation value, and book and market value of the Company, and in its future earnings per share.  Moreover, the shares of common stock exchanged for the Retail Trust Preferred Securities will be freely tradable.  The sale or resale of these securities could cause the market price of the common stock to decline.  In addition to the foregoing, the increased number of issued shares could have an incidental anti-takeover effect by discouraging the possibility of, or rendering more difficult, certain mergers, tender offers, proxy contests or other change of control or ownership.

Shareholder Approval of the Retail TP Exchange Offer.  As discussed above, any issuance of common stock in connection with the Retail TP Exchange Offer will not require shareholder approval because the Retail TP Exchange Offer is considered a "public offering" under applicable Nasdaq Marketplace Rules.

Maximum Number of Shares to be Issued.    We reserve the right to issue up to 101.2 million shares of our common stock in the Retail TP Exchange Offer.

Pro Forma Financial Information

Selected unaudited pro forma financial information giving effect to the Institutional TP Exchange Offer, the Retail TP Exchange Offer, and the CPP Exchange Offer is set forth in the attached Appendix A.  The pro forma financial information included in Appendix A reflects a "Low Range Alternative" that includes relatively conservative assumptions regarding the number of shares of common stock that may be issued in these transactions and  a "High Range Alternative" that includes different, more aggressive assumptions regarding a higher number of shares of common stock that would be issued.  These alternatives are presented merely as an illustration of some of the potential effects of these transactions.  Actual results of each transaction, if pursued and completed by the Company, would likely be different than either of the alternatives. Please read the information in Appendix A carefully to more fully understand the information being presented.  The inclusion of any transaction in the pro forma financial information does not necessarily mean that such transaction is likely to occur or that it is likely to occur on the terms set forth in Appendix A.

Vote Required and Recommendation of the Board

The affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company is required for the approval of this proposed amendment. Both abstentions and broker non-votes will have the effect of a negative vote. Unless otherwise directed by a shareholder's proxy, the persons named as proxy voters in the accompanying proxy will vote FOR this amendment.  The approval of this proposal is not a condition to the approval of any other proposals submitted to the shareholders.

The Board recommends you vote "FOR" approval of the amendment to the Articles of Incorporation to increase the number of authorized shares of common stock from 60 million to 500 million.

PROPOSAL 2

APPROVE A STOCK OPTION EXCHANGE PROGRAM

General

We are seeking shareholder approval of a proposed stock option exchange program, as described in detail below (the "Option Exchange Program").  If approved by shareholders, the Option Exchange Program will allow us to offer certain employees a limited period in which they may elect to exchange certain outstanding employee stock options for new stock options ("New Options") covering a lesser number of shares.  The New Options will be granted under the Independent Bank Corporation Long-Term Incentive Plan (the "LTIP"), with an exercise price equal to the closing price of our common stock on the Nasdaq Global Select Market ("Nasdaq") on the date the New Options are granted. We are asking shareholders to approve the Option Exchange Program on the following terms:

•      The Option Exchange Program will be open to all employees who are employed by IBC or one of its subsidiaries as of the start of the program and who remain employed through the date New Options are granted ("Eligible Optionholders").

•      The executive officers named in the Summary Compensation Table of this proxy statement (our "named executives") and our current and former directors will not be eligible to participate in the Option Exchange Program.

•      The employee stock options that will be eligible to be exchanged in the Option Exchange Program, referred to in this proxy statement as "Eligible Options," are outstanding stock options held by Eligible Optionholders that (1) do not expire within 12 months from the date the New Options are granted and (2) have an exercise price greater than $10.

•      The Option Exchange Program will not be a one-for-one exchange but instead the exchange ratios will be calculated on a "value-for-value" basis. This means the number of shares subject to New Options granted in exchange for surrendered Eligible Options will be determined in a manner intended to result in the grant of New Options with a fair value that is equal to the fair value of the Eligible Options they replace.  These exchange ratios will be determined on a grant-by-grant basis and will be established shortly before the start of the Option Exchange Program.  They will be calculated using the Black-Scholes option pricing model, which is a valuation model we use to value compensatory options for accounting purposes.

•      None of the New Options will be vested on the date of grant. New Options will be subject to a vesting period equal to the longer of (1) one year after the grant date, and (2) the original vesting period of the Eligible Options surrendered in exchange for the New Options.  The term of each New Option will be the remaining term of the Eligible Option for which it is exchanged.

•      If an Eligible Optionholder wants to participate in the Option Exchange Program, he or she will be required to exchange all of his or her Eligible Options and will not be permitted to only exchange a portion of such Eligible Options.

We currently expect to commence the Option Exchange Program promptly following the date of the Special Meeting provided that shareholder approval is obtained at the Special Meeting.  If the program does not commence within 90 days of shareholder approval, we will not effect the Option Exchange Program unless we again obtain shareholder approval. If shareholders do not approve this proposal, we will not implement the Option Exchange Program.

Note Regarding Eligible Employees

Throughout this proposal, the terms "employed by us," "our employees," "IBC employees," or "employees," shall refer to employees of IBC or any of its subsidiaries.

Reasons for the Option Exchange Program

We are proposing to implement the Option Exchange Program to motivate and retain key employees and to reinforce the alignment of our employees' interests with those of our shareholders. The Option Exchange Program also would reduce outstanding stock option "overhang" and allow us to recapture value from accounting compensation costs while not creating additional compensation expense.

The financial sector crisis and other macro-economic and micro-economic factors have contributed to the price of our common stock declining significantly. Exercise prices for stock options outstanding as of September 30, 2009, ranged from $1.59 to $28.56 and the closing market price of our common stock was $1.90 on that date.  Since September 30, 2009, our common stock price has declined further.  The closing market price of our common stock on December 8, 2009, was $0.70 per share.  Dramatic declines in the real estate market during the past two years along with other problems faced by many of our commercial and consumer borrowers have resulted in significant write-downs of our asset values.  In addition, macro-economic factors, such as the increased volatility in the financial services sector, have contributed to other losses and difficulties.  These factors and others have caused many of our employee stock options to be "underwater" or out-of-the-money.  As a result, the options no longer serve the employee retention, motivation, and long-term incentive tool for which they were originally issued.  We believe it is critical to our success to retain and motivate key employees and to reinforce the alignment of our employees' interests with those of our shareholders.  The Option Exchange Program would help to address these concerns.

Further, successful execution of the Option Exchange Program would reduce our "overhang" (equity awards outstanding but not exercised, plus equity awards available to be granted, divided by total common shares outstanding at the end of the year). Underwater stock option awards have little or no retentive value but remain in overhang until they are exercised, expire, or are cancelled. Our overhang on September 30, 2009 was 6.83% (1,558,982 equity awards outstanding plus 82,349 shares available for future grant divided by 24,029,125 total common shares outstanding). Under the Option Exchange Program, we expect that a reduction in overhang would occur because New Options issued in exchange for the underwater options would be more likely to be exercised in the future.  In addition, we expect certain of the Eligible Options surrendered in the Option Exchange Program will not be available for future grant.  See “Other Aspects of the Option Exchange Program – Return of Eligible Options Surrendered” below for more details.  The total overhang reduction is difficult to estimate and will only be known when the actual exchange is complete.

Lastly, the Option Exchange Program will allow us to recapture expense already allocated to equity awards, to enhance employee motivation and retention rather than incur new, additional costs to achieve the same result. Generally, when stock options are granted to employees, the company bears an expense that reduces our net income. This expense (known as share-based compensation) is calculated at the time a stock option is granted based on the determined value of each stock option when granted.  We use a mathematical formula known as the Black-Scholes option pricing model to determine the value of each stock option. We started recognizing share-based compensation as a result of our adoption of FASB Accounting Standards Codification ("ASC") topic 718, "Compensation - Stock Compensation."  As of September 30, 2009, there was $286,000 in unrecognized compensation costs related to outstanding stock options to be expensed in 2009 and beyond; however, at current stock prices, these outstanding stock option awards are of limited benefit in motivating and retaining our employees. Through the Option Exchange Program, we believe we can increase the significance of these stock option awards for our employees and provide a more meaningful incentive. We have designed the Option Exchange Program so that it is not expected to create additional share-based compensation expense; as noted above, this is known as a value-for-value exchange.

Description of the Option Exchange Program

On September 22, 2009, our Board approved the Option Exchange Program, subject to shareholder approval. We are seeking shareholder approval of the Option Exchange Program in order to satisfy the listing rules of Nasdaq, to comply with the terms of our equity compensation plans, and as a matter of good corporate governance.  If we do not obtain shareholder approval of this proposal, we will not be able to complete the Option Exchange Program.  For more information, see "Vote Required and Recommendation of the Board" below. Even if the Option Exchange Program is approved by our shareholders, we retain the discretion to amend, postpone or not proceed with the Option Exchange Program (subject to the terms described in this proxy statement and applicable law), or under certain circumstances cancel the Option Exchange Program once it has commenced.  The description below provides additional information on how we expect to conduct the Option Exchange Program.

If the Option Exchange Program is approved by our shareholders, Eligible Optionholders will be able to elect to exchange outstanding Eligible Options for New Options covering a lesser number of shares. The New Options will be granted under our LTIP with an exercise price equal to the closing price of our common shares on Nasdaq on the grant date. We will conduct the Option Exchange Program through a tender offer. At the commencement of the Option Exchange Program, Eligible Optionholders will receive a written offer to exchange that will set forth the precise terms and timing of the Option Exchange Program. From the time the Option Exchange Program commences, the Eligible Optionholders will be given at least 20 business days to elect to surrender for cancellation all or none of their Eligible Options in exchange for New Options.  The New Options will be issued promptly following the conclusion of the Option Exchange Program.  At or prior to the time we commence the Option Exchange Program, we will file the related tender offer documents with the SEC as part of a tender offer statement on Schedule TO. Eligible Optionholders, as well as shareholders and members of the public, will be able to obtain the offer to exchange and other documents we file with the SEC free of charge from the SEC's website at www.sec.gov. If you are both a shareholder and an employee holding potentially Eligible Options, please note that voting to approve the Option Exchange Program does not constitute an election to participate in the Option Exchange Program.

Who Is Eligible to Participate in the Option Exchange Program?

With the exception of the excluded individuals described below, all current employees who are employed by us or one of our subsidiaries on the date we commence the Option Exchange Program and who continue to be employed through the grant date for the New Options, which will occur promptly following the date on which the Option Exchange Program concludes, will be eligible to participate in the program.

Who Is Not Eligible to Participate in the Option Exchange Program?

Current and former members of our Board and our named executives are not eligible to participate in the Option Exchange Program.

Which Options Are Eligible to Be Exchanged in the Option Exchange Program?

Outstanding stock options that (1) do not expire within 12 months of the grant date of the New Options and (2) have an exercise price greater than $10 will be eligible to be surrendered in the Option Exchange Program.  Eligible Options include vested and unvested options, and incentive stock options as well as non-qualified stock options. As a result, as of September 30:

•      Eligible Options to purchase an aggregate of 550,188 common shares had been granted to approximately 36 employees who are Eligible Optionholders;

•      Eligible Options had exercise prices ranging from $13.37 to $28.56 per share;

•      Eligible Options had a weighted average exercise price of $21.13 per share and a weighted average remaining term of 4.93 years;

•      Eligible Options constituted approximately 35% of the 1,558,982 common shares subject to outstanding stock options (this percentage has increased to approximately 50% since September 30, 2009, as a result of underwater options voluntarily surrendered by certain of our officers and directors); and

•      Eligible Options constituted approximately 2% of our total outstanding common shares.

All Eligible Options that are not exchanged will remain outstanding and in effect in accordance with their existing terms. Approval of the Option Exchange Program proposal will not result in an amendment to the terms of our equity compensation plans.

For reference purposes, the following table summarizes information regarding our outstanding equity awards and common shares available for future grants as of September 30, 2009:

Shares available for future grant under existing plans (1)	82,349
Shares issuable pursuant to all outstanding stock options	1,558,982
Weighted average exercise price of all outstanding stock options	$15.57
Weighted average remaining term of all outstanding stock options	5.29 years

(1)	Our existing plan under which awards may be granted is the LTIP. A copy of the LTIP is attached as Appendix B to this proxy statement.

          Since September 30, 2009, a total of approximately 460,418 underwater options have been voluntarily surrendered by certain of our officers and directors who would not be eligible to participate in the Option Exchange Program if it is approved and implemented.

          We will grant all of the New Options under the LTIP. We expect that the number of shares that again become available for new grants under the LTIP as a result of Eligible Options being surrendered in the Option Exchange Program will exceed the number of shares that will be subject to New Options granted under the LTIP, but we will use additional shares available under the LTIP to the extent necessary.

How Many New Options Will Be Issued?

The Option Exchange Program is not a one-for-one exchange. Eligible Optionholders surrendering Eligible Options will receive New Options covering a lesser number of shares with an exercise price equal to the closing price of our common shares on Nasdaq on the grant date. The number of shares underlying a surrendered Eligible Option necessary to receive one share underlying a New Option is referred to as the "exchange ratio." The exchange ratios will be determined in a manner intended to result in the grant of New Options that have a fair value that is equal to the fair value of the Eligible Options surrendered in the exchange based on valuation assumptions made shortly before the start of the Option Exchange Program. For more information on the calculation of the exchange ratios, see "Further Information Regarding the Exchange Ratios" below. Because the exchange ratios have not yet been established and because we do not know how many Eligible Options will be surrendered in the Option Exchange Program, we cannot determine how many shares will be subject to the New Options in the aggregate; however, based on the data available (including our stock price) as of December 8, 2009, and assuming all Eligible Options (covering approximately 550,188 shares) are surrendered in the Option Exchange Program, an aggregate of approximately 86,398 shares will be subject to the New Options. Although this is only an estimate, because of the way the Option Exchange Program is structured, we fully expect the number of shares subject to New Options to be less than the number of shares subject to outstanding Eligible Options.

What Will be the Exercise Price of the New Options?

The Option Exchange Program will extend for at least 20 business days after it is commenced. The New Options will be granted promptly following the conclusion of the Option Exchange Program. All New Options will have an exercise price equal to the closing price of our common stock on Nasdaq on the grant date for the New Options, which will be the closing price reported on a consolidated basis on Nasdaq on the grant date. The closing price of our common shares on Nasdaq on December 8, 2009 was $0.70 per share.

What Vesting Will Apply to the New Options?

None of the New Options will be vested on the date of grant. Each New Option will be subject to a vesting schedule equal to the longer of (1) one year after the date the New Option is granted and (2) the vesting schedule of the Eligible Option being surrendered.  If an Eligible Option is fully vested on the grant date of the New Option, then the New Option granted in exchange for such Eligible Option will vest and become exercisable on the one-year anniversary of the grant date of the New Option, assuming continued employment with IBC or one of its subsidiaries through the vesting date. If an Eligible Option includes both vested and unvested tranches on the grant date of the New Option, then the New Option granted in exchange for such Eligible Option will vest in corresponding tranches (with each tranche of such New Option representing the same percentage of shares covered by the corresponding tranche of the Eligible Option) as shown in the table below:

If the tranche of the Eligible Option is:	Then the corresponding tranche of the New Option will:
Vested or scheduled to vest within 12 months of the grant date of the New Option	Vest and become exercisable on the one-year anniversary of the grant date of the New Option, assuming continued employment with IBC or one of its subsidiaries through the vesting date.

Scheduled to vest more than 12 months following the grant date of the New Option

Vest and become exercisable according to the same vesting schedule of the corresponding tranche of the Eligible Option, assuming continued employment with IBC or one of its subsidiaries through the vesting date.

When Will the New Options Expire?

Each New Option will have a term that will be the remaining term of the Eligible Option it replaces.  Options may be forfeited prior to their expiration due to an optionee's termination of employment.

What Other Terms Will Apply to the New Options?

The other terms and conditions of the New Options will be set forth in an option agreement to be entered into as of the New Option grant date and otherwise governed by the terms and conditions of the LTIP, a copy of which is attached as Appendix B. These additional terms and conditions will be generally comparable to the other terms and conditions of options granted under the LTIP. New Options will be characterized for U.S. federal income tax purposes as non-qualified stock options.  The common shares for which the New Options may be exercised are currently registered on a registration statement filed with the SEC.

Will Eligible Employees Be Required to Participate in the Option Exchange Program?

No.  Participation in the Option Exchange Program will be voluntary. Eligible Optionholders will be permitted to exchange all or none of their Eligible Options for New Options, meaning that if an Eligible Optionholder wants to participate, he or she must surrender every Eligible Option he or she holds.

When Will the Option Exchange Program Commence?

We currently expect to commence the Option Exchange Program promptly following the date of the Special Meeting if shareholder approval is obtained at the Special Meeting. If the program does not commence within 90 days of shareholder approval, we will not effect the Option Exchange Program unless we again obtain shareholder approval. If shareholders do not approve this proposal, we will not be able to complete the Option Exchange Program.

What Interest Do the Directors and Executive Officers of the Company Have in the Option Exchange Program?

As described above, current and former members of our Board and our named executives are not eligible to participate in the Option Exchange Program. Executive officers who are not named in the Summary Compensation Table on page 30 of this proxy statement are eligible to participate in the Option Exchange Program. For more information on the interests of our directors and executive officers in the program, see "Interests of Directors and Executive Officers" and "New Plan Benefits" below.

Further Information Regarding the Exchange Ratios

The Option Exchange Program is not a one-for-one exchange. Eligible Optionholders surrendering outstanding Eligible Options will receive New Options under the LTIP covering a lesser number of shares with an exercise price equal to the closing price of our common shares on Nasdaq on the grant date of the New Options. The number of shares underlying a surrendered Eligible Option necessary to receive one share underlying the New Option is referred to as the "exchange ratio." The exchange ratios will be determined in a manner intended to result in the grant of New Options that have a fair value that is equal to the fair value of the Eligible Options surrendered in the exchange, based on valuation assumptions made shortly before the start of the Option Exchange Program. These ratios will be designed to avoid incremental accounting expense in connection with the grant of New Options. The actual exchange ratios will be determined shortly before the start of the Option Exchange Program.  We will establish exchange ratios for eligible options by grant. If application of an exchange ratio results in a fractional number of shares being subject to the New Option, we will round down to the nearest whole number of shares of common stock.

The exchange ratios will be based on the fair value of the Eligible Options and the fair value of the New Options, based on valuation assumptions made shortly before the start of the Option Exchange Program.  Setting the exchange ratios in this manner is intended to result in the issuance of New Options that have a fair value that is equal to the fair value of the surrendered Eligible Options they replace.  As a very simple example, if an Eligible Option is exercisable for 250 shares and has a fair value of 4 and a New Option has a fair value of 10, the ratio of Eligible Options to New Options would be 2.5 to 1 (that is, 10 divided by 4), so the Eligible Option could be exchanged for a New Option covering 100 shares (250 shares divided by 2.5).

These exchange ratios will be based on the fair value of the Eligible Options calculated using the Black-Scholes option pricing model. The calculation of fair value using the Black-Scholes option pricing model takes into account many variables, such as the volatility of our stock and the expected term of a stock option. Setting the exchange ratios in this manner is intended to result in the issuance of New Options that have a fair value approximately equal to the fair value of the surrendered Eligible Options they replace. This is designed to eliminate additional compensation expense for such New Options, other than compensation expense that might result from changes in our stock price or other variables after the exchange ratios have been established but before the time that New Options are granted in the Option Exchange Program.

Although exchange ratios cannot be determined now, set forth below is an example using certain assumptions and using the applicable inputs available as of December 8, 2009 for the Black-Scholes option pricing model.  In the table below, the "Exchange Ratio" represents the number of Eligible Options that an employee would be required to surrender in exchange for one New Option. For example, if an employee surrendered 1,000 stock options granted in 2005 that have an exercise price of $25.02 per share, that employee (for purposes of this example only) would receive approximately 131 New Options, using the exchange ratio of 7.619, as shown below. We have set forth below an estimate of what the exchange ratios would be if they were set as of December 8, 2009, when the closing price of our common stock on Nasdaq was $0.70 per share.

Examples of Stock Option Exchange Ratios
Grant Year	Exercise Price of Eligible Grants	Exchange Ratio(1)	Maximum Number of Shares Underlying Eligible Options	Weighted Average Exercise Price	Weighted Average Remaining Term (in years)	Exercise Price of New Options(2)
2002	$15.44	5.535	65,352	$15.44	2.36	$0.70
2003	$17.43	5.780	55,208	$17.43	3.36	$0.70
2004	$23.69	7.219	63,394	$23.69	4.38	$0.70
2005	$25.02	7.619	71,663	$25.02	5.38	$0.70
2006	$26.97	7.947	70,875	$26.97	5.94	$0.70
2007	$16.69	4.805	107,744	$16.69	7.38	$0.70

(1)       The example exchange ratios set forth in the table are for illustrative purposes only and are calculated using data (including the closing price of our common stock on Nasdaq) available as of December 8, 2009. The actual exchange ratios will be determined using this same methodology shortly before the start of the Option Exchange Program, with a separate exchange ratio for each Eligible Option.

(2)       The exercise price of each New Option will be equal to the closing price of our common stock on Nasdaq on the grant date of the New Option.  We expect to grant each New Option promptly following the conclusion of the Option Exchange Program, which we currently expect will be late February 2010.  For illustrative purposes only, we have assumed a grant date of December 8, 2009 in the table above.  The closing price of our common stock on that date was $0.70.

Other Aspects of the Option Exchange Program

Return of Eligible Options Surrendered.  Consistent with the terms of the LTIP, shares subject to Eligible Options granted under the LTIP that are surrendered in the Option Exchange Program will be cancelled and will return to the pool of shares available for grant under the LTIP. Shares subject to Eligible Options granted under any plan other than the LTIP will be cancelled and will not return to the pool of shares available for grant under any of our equity incentive plans. There are a maximum of 550,188 shares subject to Eligible Options that may be cancelled in the Option Exchange Program.  An aggregate of 27,407 of these shares were granted under plans other than the LTIP and thus once cancelled in the program would not be available for subsequent grants. The remaining 522,781 shares that are subject to Eligible Options that could be cancelled in the program were granted under the LTIP.  The net number of shares available for future grants under the LTIP would increase by the number of these remaining shares surrendered for exchange, less the number of shares subject to New Options granted in exchange for such surrender.

Accounting Treatment.   IBC has adopted the provisions of ASC topic 718, "Compensation - Stock Compensation," which requires employee equity awards to be accounted for under the fair value method.  This Option Exchange Program is intended to be "cost neutral" from an accounting standpoint. Thus, we will establish exchange ratios with the intent not to generate incremental share-based compensation expense for IBC. To be cost neutral, the value of the stock options surrendered as calculated immediately prior to their surrender must be at least equal to the value of the new stock options received by employees in the Option Exchange Program. We use the Black-Scholes option pricing model to estimate the fair value of all stock options granted to employees and will use that same model in valuing the stock options that are part of the Option Exchange Program. Option Exchange Program ratios will be established just prior to commencement of the exchange offer.  Therefore, some risk of incremental compensation does exist if there are fluctuations in our common stock price or other key inputs to the Black-Scholes option pricing model between the date the Option Exchange Program ratios are established and the effective date of the Option Exchange Program.

U.S. Federal Income Tax Consequences.   We believe the exchange of Eligible Options for New Options pursuant to the program should be treated as a non-taxable exchange and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of Eligible Options and the grant of New Options. A more detailed summary of the applicable tax considerations to participants will be provided in the offer to exchange. All holders of Eligible Options are and will be urged to consult their own tax advisors regarding the tax implications of participating in the Option Exchange Program under all applicable laws prior to participating in the Option Exchange Program.

Potential Modifications to Terms to Comply with Governmental or Regulatory Requirements.  The terms of the Option Exchange Program will be described in an offer to exchange that we will file with the SEC. Although we do not anticipate that the SEC will require us to modify the terms of the Option Exchange Program significantly, it is possible we will need to alter the terms of the Option Exchange Program to comply with SEC comments. Changes in the terms of the program may also be required for tax purposes if the tax law changes or new interpretations are issued or other facts change the expected tax treatment of the program to us or to participants in the program.

Effect on Shareholders

We have designed the proposed Option Exchange Program so that the fair value of the New Options is equal to the fair value of the Eligible Options calculated using the Black-Scholes option pricing model, which we use for accounting for all stock options. As a result, we do not expect to recognize any non-cash compensation expense under ASC topic 718, "Compensation - Stock Compensation," although if we do, we expect such expense to be minimal. The Option Exchange Program is intended to restore competitive and appropriate equity incentives for current employees and to reduce shareholder and earnings-per-share dilution and our existing overhang.

Currently, there are 550,188 aggregate common shares underlying the Eligible Options, and the weighted average exercise price of all outstanding Eligible Options is $21.13.  Because the exchange ratios have not yet been established and because we do not know how many Eligible Options will be surrendered in the Option Exchange Program, we cannot determine how many shares will be subject to the New Options in the aggregate; however, based on the data available, including an estimated exercise price of $0.70 for the New Options (based on the closing price of our common stock on Nasdaq as of December 8, 2009), and assuming all Eligible Options (covering approximately 550,188 shares) are surrendered in the Option Exchange Program, an aggregate of approximately 86,398 shares will be subject to the New Options.  Under these assumptions, the New Options would constitute approximately 0.367% of our total outstanding common shares as of December 8, 2009.  This would result in a net reduction in our current overhang of approximately 27,407 common shares.  Based on the same assumptions, the Option Exchange Program would have a de minimis impact on our net diluted earnings per share for the fiscal year ended December 31, 2009.  These are only estimates, based on the data currently available and assuming all Eligible Options are surrendered in the Option Exchange Program (if approved by our shareholders).

Interests of Directors and Executive Officers

As described above, current and former members of our Board and our named executives are not eligible to participate in the Option Exchange Program. Executive officers who are not named in the Summary Compensation Table of this proxy statement are eligible to participate in the Option Exchange Program. The following table shows the number of common shares subject to Eligible Options held as of September 30, 2009 by our current executive officers who are eligible to participate in the Option Exchange Program:

New Plan Benefits

The following table shows the expected number of New Options that may be issued to each of our executive officers eligible to participate in the Option Exchange Program, such executive officers as a group, and all Eligible Optionholders as a group pursuant to the Option Exchange Program and the dollar values for the New Options assuming the closing price of our common shares on Nasdaq is $0.70 (which was our closing stock price on December 8, 2009) at the date of grant and assuming the example set forth under "Further Information Regarding the Exchange Ratios" above:

Name of Executive Officer	Title	Expected Number of Shares Underlying New Options	Dollar Value ($)
Richard E. Butler	Senior Vice President, Operations	5,761	$2,461
Mark L. Collins	Executive Vice President, General Counsel	-	-
Peter R. Graves	Senior Vice President, Chief Information Officer	6,955	$2,971
James J. Twarozynski	Senior Vice President, Controller	5,752	$2,458
All Executive Officers eligible to participate in Option Exchange Program, as a group		18,468	$7,890
All Eligible Optionholders		86,398	$36,909

Because participation in the Option Exchange Program is voluntary, the benefits or amounts that will be received by any Eligible Optionholder or groups of Eligible Optionholders, if the proposal is approved, cannot be determined at this time.  The numbers in the above table are estimates only.

Current and former members of our Board and our named executives are not eligible to participate in the Option Exchange Program.

Vote Required and Recommendation of the Board

The affirmative vote of a majority of our common stock voted at the Special Meeting, by person or by proxy, is required to approve the proposed Option Exchange Program.  Abstentions will be counted towards the vote total for this proposal, and therefore will have the same effect as "Against" votes. Broker non-votes will have no effect and will not be counted towards the vote total for this proposal.  Unless otherwise directed by marking the accompanying proxy, the named proxy holders will vote FOR the approval of the proposed Option Exchange Program.  The approval of this proposal is not a condition to the approval of any other proposals submitted to the shareholders.

The Board recommends that you vote FOR the proposal to approve the Option Exchange Program.

PROPOSAL 3

APPROVE THE ISSUANCE OF COMMON STOCK

IN EXCHANGE TRANSACTIONS IN ACCORDANCE WITH NASDAQ MARKETPLACE RULE 5635

Our Board believes it is advisable and in the best interests of the Company and its shareholders that IBC pursue an offer to exchange shares of common stock for up to the entire (i) $12 million aggregate liquidation amount of outstanding trust preferred securities issued by IBC Capital Finance III, (ii) $20 million aggregate liquidation amount of outstanding trust preferred securities issued by IBC Capital Finance IV, and (iii) $7.5 million aggregate liquidation amount of outstanding trust preferred securities issued by Midwest Guaranty Trust I (collectively, the "Institutional Trust Preferred Securities").  In addition, our Board believes it is advisable and in the best interests of the Company and its shareholders that IBC pursue an offer to exchange shares of common stock for up to the entire $72 million aggregate liquidation amount of our outstanding CPP Preferred Shares issued to the Treasury under TARP.  We are asking our shareholders to approve these exchange offers, as described in more detail below.

Terms of Proposed Exchange Offer for Institutional Trust Preferred Securities

General.  If we proceed with the Institutional TP Exchange Offer, we currently intend to issue for each $1,000 liquidation amount of Institutional Trust Preferred Securities accepted for exchange a number of shares of common stock having a dollar value equal to (x) 80% of the $1,000 liquidation amount if tendered for exchange on or before the early tender deadline to be established by our Board, and (y) 75% of the $1,000 liquidation amount if tendered for exchange after such early tender deadline and on or before the expiration date of the exchange offer.  Although these are the exchange ratios we currently intend to offer to holders of Institutional Trust Preferred Securities, we may decide to increase the exchange ratios and issue shares of our common stock with a value equal to up to 100% of the $1,000 liquidation amount of securities tendered and accepted for exchange in the Institutional TP Exchange Offer.  There would be no cash, shares of common stock, or other consideration paid or issued in exchange for accrued but unpaid distributions on the Institutional Trust Preferred Securities tendered for exchange.  The common stock to be issued would be valued based on the mathematical average of the volume weighted average price per share for the five consecutive trading days ending on and including the second trading day immediately preceding the expiration date of the exchange offer.

The maximum number of shares of our common stock we would issue in the Institutional TP Exchange Offer is 79 million shares, subject to the approval of the final terms of the Institutional TP Exchange Offer.

About the Trusts.  Each of IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I (each one a "Trust," and collectively, the "Trusts") is a Delaware statutory trust.  We are the sole holder of all the common securities of each of these Trusts.  The sole asset and only source of funds to make payments on the Institutional Trust Preferred Securities of each Trust is the junior subordinated debenture we issued to such Trust (the "Underlying Debenture").  To the extent a Trust receives interest payments on the relevant Underlying Debenture, it is obligated to distribute those amounts to the holders of Institutional Trust Preferred Securities of such Trust in the form of quarterly distributions.  We have provided holders of the Institutional Trust Preferred Securities of the Trusts a guarantee in support of each of the Trust's obligation to make distributions on its Institutional Trust Preferred Securities, but only to the extent such Trust otherwise has funds available for distribution.

If we proceed with the Institutional TP Exchange Offer, the Institutional Trust Preferred Securities of each Trust that we acquire in the Institutional TP Exchange Offer will be exchanged by us for a like amount of the applicable Underlying Debenture in accordance with the amended and restated trust agreement governing the Trust.  We will then submit such Underlying Debenture for cancellation by the indenture trustee under the applicable indenture.  As previously announced, we recently elected to defer regularly scheduled quarterly interest payments on our junior subordinated debentures owned by each of our trust subsidiaries, including each of the Trusts.

Notwithstanding the foregoing, we reserve the right, subject to applicable law, to modify the terms of this proposed exchange offer at any time prior to the expiration date and may modify such terms if deemed in the best interests of the Company and its shareholders.  For example, our Board may decide to offer a combination of common stock and cash or other property in exchange for Institutional Trust Preferred Securities tendered for exchange.  We are asking for shareholder approval to issue up to the maximum number of shares of common stock set forth above in exchange for Institutional Trust Preferred Securities at the prices described above.  The other terms of the Institutional TP Exchange Offer, if it is pursued, will be established by our Board based on its determination of what is in the best interests of the Company and its shareholders.  Unless otherwise required by law, regulation, or applicable listing standards, shareholders will not be asked to approve such other terms.

  Comparison of Rights Between the Institutional Trust Preferred Securities and Our Common Stock.  The following briefly summarizes the material differences between the rights of holders of the Institutional Trust Preferred Securities as currently in effect and of holders of our common stock to be issued in the proposed Institutional TP Exchange Offer.

  Governing Documents and Governing Law
     Institutional Trust Preferred Securities: Holders of the Institutional Trust Preferred Securities have the rights set forth in the respective trust agreements, the Statutory Trust Act of the State of Delaware and the Trust Indenture Act.
    Common Stock: Holders of shares of our common stock have the rights set forth in our Articles of Incorporation, our Bylaws, and the Michigan Business Corporation Act.

  Dividends and Distributions
    Institutional Trust Preferred Securities:  Holders of the Institutional Trust Preferred Securities are entitled to receive cumulative distributions at a variable per annum rate of interest on the liquidation amount of the securities, payable quarterly in arrears, subject to potential deferral of such distributions.  The funds available to each Trust for distributions on the Institutional Trust Preferred Securities are limited to payments received from us on the Underlying Debenture held by each Trust.  We may defer interest payments on the Underlying Debentures in accordance with their respective terms, provided no deferral period will extend beyond the maturity date of the Underlying Debenture.  If we defer interest payments on any of the Underlying Debentures, distributions on the related Institutional Trust Preferred Securities will also be deferred.  Interest payments on the Underlying Debentures continue to accrue during deferral periods and, as a result, distributions on the related Institutional Trust Preferred Securities will continue to accrue.  During a deferral period, with limited exceptions, we cannot pay any dividends or make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of our capital stock (including shares of our common stock), make any interest, principal or premium payments on or repurchase any of our debt securities that rank equal with or junior to the Underlying Debentures, or make any guarantee payments on any guarantee of debt securities of any of our subsidiaries if the guarantee ranks equally with or junior in interest to the Underlying Debentures.
    Common Stock: Subject to the preferential rights of any other class or series of capital stock, holders of our common stock will be entitled to receive dividends when, as and if declared by our Board of Directors.
  Ranking
    Institutional Trust Preferred Securities: The Institutional Trust Preferred Securities effectively rank senior to our common stock and to any preferred stock we issue (including the CPP Preferred Shares) with respect to rights upon our liquidation, dissolution, or winding up.  The Institutional Trust Preferred Securities rank junior in right of payment to all senior indebtedness.  The liquidation amount of each Institutional Trust Preferred Security is $1,000, plus any accrued and unpaid distributions on such Institutional Trust Preferred Security.
    Common Stock: Our common stock ranks junior to all our other securities and indebtedness with respect to dividend rights and rights upon our liquidation, dissolution and winding up.
  Conversion Rights
    Institutional Trust Preferred Securities: The Institutional Trust Preferred Securities are not convertible into our common stock or any other securities.
    Common Stock: Our common stock is not convertible into any other securities.
  Voting Rights
    Institutional Trust Preferred Securities: Holders of the Institutional Trust Preferred Securities do not have any voting rights with respect to IBC.  These holders have limited voting rights with respect to certain modifications to documents governing the Institutional Trust Preferred Securities.
    Common Stock: Holders of our common stock are entitled to one vote per share on all matters voted on by our shareholders.

  Terms of Proposed Exchange Offer for CPP Preferred Shares

  General.  If we proceed with the CPP Exchange Offer, we propose to issue for each $1,000 liquidation amount of CPP Preferred Shares accepted for exchange a number of shares of common stock having a dollar value equal to between 50% and 100% of the $1,000 liquidation amount. The dollar value per share of common stock used in determining the CPP Exchange Ratio will likely be based on the market value of our common stock.  We are only in preliminary discussions with the Treasury, as the sole holder of the CPP Preferred Shares, regarding the proposed CPP Exchange Offer.  We have not received any indication from the Treasury as to its willingness to exchange any CPP Preferred Shares for shares of our common stock or the pricing or other terms upon which it would participate in any such exchange.  There is no assurance the Treasury will agree to participate in the CPP Exchange Offer on terms acceptable to us or at all.

  The maximum number of shares of our common stock we would issue in the CPP Exchange Offer is 144 million, subject to approval of the final terms of the CPP Exchange Offer.

  Notwithstanding the foregoing, we reserve the right, subject to applicable law, to modify the terms of this proposed exchange offer at any time prior to the expiration date and may modify such terms if deemed in the best interests of the Company and its shareholders.  For example, our Board may decide to offer a combination of common stock and cash or other property in exchange for CPP Preferred Shares.  We are asking for shareholder approval to issue up to the maximum number of shares of common stock set forth in the preceding paragraph in exchange for CPP Preferred Shares within the price range described above.  The other terms of the CPP Exchange Offer, if it is pursued, will be established by our Board based on its determination of what is in the best interests of the Company and its shareholders.  Unless otherwise required by law, regulation, or applicable listing standards, shareholders will not be asked to approve such other terms.

Comparison of Rights Between the CPP Preferred Shares and Our Common Stock.  The following briefly summarizes the material differences between the rights of holders of the CPP Preferred Shares (currently, the only holder is the Treasury) as currently in effect and of holders of our common stock to be issued in the proposed CPP Exchange Offer.

  Governing Documents and Governing Law
    CPP Preferred Shares: Holders of the CPP Preferred Shares have the rights set forth in the Certificate of Designations for the CPP Preferred Shares and that certain Letter Agreement, dated as of December 12, 2008, between IBC and the U.S. Department of Treasury.
    Common Stock: Holders of shares of our common stock have the rights set forth in our Articles of Incorporation, our Bylaws, and the Michigan Business Corporation Act.
  Dividends and Distributions
    CPP Preferred Shares:  Holders of the CPP Preferred Shares are entitled to receive cumulative cash dividends, payable quarterly at a rate per annum of 5% per share on a liquidation preference of $1,000 per share from the date of issuance to the fifth anniversary of the date of issuance.  From and after the fifth anniversary of the date of issuance, holders of the CPP Preferred Shares are entitled to receive cumulative cash dividends, payable quarterly at a rate per annum of 9% per share on a liquidation preference of $1,000 per share.  If we determine not to pay any dividend or a full dividend with respect to the CPP Preferred Shares, dividends will continue to accrue.  So long as any CPP Preferred Shares remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever may be paid or declared on IBC's common stock or other junior stock, other than a dividend payable solely in common stock.  IBC and its subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of its common stock or other junior stock unless is has paid in full all accrued dividends on the CPP Preferred Shares for all prior dividend periods.
    Common Stock: Subject to the preferential rights of any other class or series of capital stock, holders of our common stock will be entitled to receive dividends when, as and if declared by our Board of Directors.
  Ranking
    CPP Preferred Shares: The CPP Preferred Shares rank senior to our common stock and all other equity securities designated as ranking junior to the CPP Preferred Shares; and at least equally with all other equity securities designated as ranking on a parity with the CPP Preferred Shares with respect to dividend rights and rights upon our liquidation, dissolution and winding up.
    Common Stock: Our common stock ranks junior to all our other securities and indebtedness with respect to dividend rights and rights upon our liquidation, dissolution and winding up.
  Conversion Rights
    CPP Preferred Shares: The CPP Preferred Shares are not convertible into our common stock or any other securities.
    Common Stock: Our common stock is not convertible into any other securities.
  Voting Rights
    CPP Preferred Shares: The CPP Preferred Shares are non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the CPP Preferred Shares, (ii) any amendment to the rights of CPP Preferred Shares, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the CPP Preferred Shares.  Additionally, if dividends on the CPP Preferred Shares are not paid in full for six dividend periods, whether or not consecutive, the CPP Preferred Shares will have the right to elect two directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.
    Common Stock: Holders of our common stock are entitled to one vote per share on all matters voted on by our shareholders.

Purpose of Proposed Exchange Offers

As noted previously in this proxy statement, we believe that additional capital is necessary to maintain and strengthen our capital base as the effects of the economy continue to impact our business over the coming months and years. One means identified to improve our capital position is to offer to exchange common stock, which is considered Tier 1 regulatory capital without limit, to holders of our Institutional Trust Preferred Securities, which are considered Tier 1 regulatory capital only up to 25% of total core capital elements, and to the Treasury as the holder of our CPP Preferred Shares.  If Institutional Trust Preferred Securities or CPP Preferred Shares are exchanged for shares of our common stock in these exchange offers, it would have the effect of increasing our Tier 1 common equity.  Although these exchange offers would not result in any cash proceeds to the Company, they would result in a reduction of interest and dividend expense. Based on current dividend rates, cumulative cash dividends on the Institutional Trust Preferred Securities are payable in the approximate annual amount of $1,135,000 and cumulative cash dividends on the CPP Preferred Shares are payable in the annual amount of $3,600,000.  As previously announced, we recently elected to defer regularly scheduled quarterly interest payments on our junior subordinated debentures owned by each of our trust subsidiaries, including IBC Capital Finance IV, IBC Capital Finance III, and Midwest Guaranty Trust I, and regularly scheduled quarterly dividend payments on our CPP Preferred Shares. In light of the foregoing, our Board and management believe it is advisable and in the best interests of the Company and its shareholders to take proactive steps to increase our Tier 1 regulatory capital by offering to exchange common stock for the Institutional Trust Preferred Securities and the CPP Preferred Shares.

Request for Shareholder Approval

Nasdaq Marketplace Rule 5635 requires shareholder approval prior to the sale or issuance or potential issuance of shares, in a transaction other than a public offering, equal to 20% or more of our outstanding common stock or 20% or more of the voting power of our capital stock outstanding before the issuance, if the sale price of the common stock is less than the greater of the book or market value of the common stock.

In addition, Nasdaq Marketplace Rule 5635 requires shareholder approval prior to the sale or issuance or potential issuance of shares, in a transaction that would result in a change in control. Published Nasdaq interpretative guidance indicates that the ownership by a person of 20% or more of the outstanding common stock as a result of the issuance or potential issuance of shares could result in a change in control requiring shareholder approval.

Given the number of shares of common stock that may be exchanged in such transactions (as shown in the tables starting on page 7 above), we believe it is likely we will issue 20% or more of our outstanding common stock in connection with the Institutional TP Exchange Offer and the CPP Exchange Offer, if either or both of those transactions are pursued.  Therefore, to comply with Nasdaq Marketplace Rule 5635, we are seeking shareholder approval for the potential issuance of shares of common stock in these exchange transactions so that we will have flexibility to enter into and close such transactions on a timely basis.

Generally, under published Nasdaq interpretative guidance, general authorizations by the shareholders for purposes of Nasdaq Marketplace Rule 5635 will be effective only if limited to transactions which are completed within three months of the approval. The three-month requirement applies only to the initial issuance of the shares of common stock. Nasdaq interpretative guidance also requires us to include a maximum potential discount in shareholder proposals such as this one. The prices being offered in the exchanges were determined, and any modified pricing, subject to the applicable maximum discounts, would be determined, by the Board or a duly-appointed committee of the Board and would likely depend upon discussions with holders of Institutional Trust Preferred Securities and Treasury, as applicable, and prevailing market conditions.

If the issuance of common stock in the Institutional TP Exchange Offer results or would result in one or more holders of Institutional Trust Preferred Securities beneficially owning 20% or more of the common stock following the issuance of common stock, then shareholder approval of this proposal also will constitute approval of any change in control or potential change in control for purposes of Nasdaq Marketplace Rule 5635 and no additional approval will be solicited. Further, assuming the Treasury agrees to exchange the CPP Preferred Shares for shares of our common stock on terms acceptable to us, the issuance of such common stock would likely result in the Treasury beneficially owning 20% or more of the common stock following the issuance of common stock.  In such case, shareholder approval of this proposal also will constitute approval of the change in control for purposes of Nasdaq Marketplace Rule 5635 and no additional approval will be solicited.

As of the date of this proxy statement, except as otherwise disclosed in this proxy statement, we do not have any specific plans, arrangements or contracts with any third party, which alone or when aggregated with subsequent transactions, would contemplate or require us to issue shares of our common stock or other securities exercisable for or convertible into common stock in excess of 20% of our outstanding common stock or voting power at a price that would be less than the book or market value of our common stock as of such date or that would result in a change in control of the Company. If any material plans, arrangements or contracts regarding securities issuances subject to this proposal arise after the date of this proxy statement and prior to the actual vote on this proposal, we will notify our shareholders and make revised proxy solicitation materials publicly available in accordance with SEC rules. These materials will include a new proxy card, if necessary.

Consequences if Shareholder Fail to Approval All Proposals

If shareholders do not approve this proposal, it would be unlikely that we would be able to complete either the Institutional TP Exchange Offer or the CPP Exchange Offer at a level that would be meaningful to the Company, which could materially and adversely affect our business, financial results, and prospects. However, our Board may still determine to pursue such exchange offers, subject to the number of authorized but unissued and unreserved shares of common stock available under the Articles of Incorporation.  If shareholders approve the proposal to increase the number of our authorized shares of common stock (Proposal 1 of this proxy statement), we would likely only be able to pursue the Institutional TP Exchange Offer and the CPP Exchange Offer at the levels described in this proxy statement (including the assumptions used in the tables starting on page 7 above and the pro forma financial information attached as Appendix A that 25% to 75% of the Institutional Trust Preferred Securities and up to 100% of the CPP Preferred Shares will be exchanged for shares of common stock) if we delist our common stock from Nasdaq.  Although we have no current intention of doing so, our Board would have the authority to do this if it determined pursuing the exchange offers at such levels was in the best interests of the Company and its shareholders.

If shareholders approve this proposal but not the proposal to increase the number of our authorized shares of common stock (Proposal 1 of this proxy statement), we would be limited in our ability to pursue the Institutional TP Exchange Offer and the CPP Exchange Offer by the number of shares of our common stock we are currently authorized to issue.  As of December 10, 2009, there were approximately 30,926,971 unissued and unreserved shares of common stock available for issuance by the Company.  This would materially and adversely impact our ability to increase our Tier 1 regulatory capital and reduce our interest and dividend expense through the exchange offers proposed above.

Any failure by the shareholders to approve the proposed Option Exchange Program (Proposal 2 of this proxy statement) is not expected to impact our ability to pursue the exchange offers described above.

Effect on Current Shareholders

Any transaction requiring approval by shareholders under Nasdaq Marketplace Rule 5635 would likely result in a significant increase in the number of shares of common stock outstanding, and current shareholders will own a smaller percentage of the outstanding common stock. See the tables starting on page 7 above for more information regarding this potential dilution.  Moreover, the shares of common stock exchanged for the Institutional Trust Preferred Securities and/or the CPP Preferred Shares are likely to be freely tradable. The issuance of these securities is likely to cause a significant reduction in the percentage interests of current shareholders in the voting power, liquidation value, and book and market value of the Company, and in its future earnings per share. The sale or resale of these securities could cause the market price of our common stock to decline. In addition to the foregoing, the increase in the number of issued shares of common stock in connection with one or more of these transactions may have an incidental anti-takeover effect in that additional shares may dilute the stock ownership of one or more parties seeking to obtain control of the Company. The increased number of issued shares could discourage the possibility of, or render more difficult, certain mergers, tender offers, proxy contests or other change of control or ownership. See "Proposal 1 - Approve an Amendment to the Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock—Effect on Outstanding Common Stock" above for more detailed information.

Other Information

The foregoing description of the terms of the Institutional TP Exchange Offer and the CPP Exchange Offer, and the reasons for such exchange offers, is included for informational purposes to shareholders in connection with this proxy solicitation and does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company. We cannot guarantee any exchange transaction will be completed (or, if so, what the terms or timing may be) and, accordingly, cannot be certain we will reacquire and cancel any Institutional Trust Preferred Securities or any CPP Preferred Shares.

In addition, assuming shareholder approval of this proposal, our Board may determine that the Institutional TP Exchange Offer and/or the CPP Exchange Offer are, for any reason including prevailing market conditions, no longer in the best interests of the Company or its shareholders and thus reserves the right to abandon either or both exchange offers.  These exchange offers are also subject to any required approvals, including by Treasury and the Board of Governors of the Federal Reserve System. There can be no assurances such required approvals will be obtained on terms acceptable to us or at all.

Vote Required and Recommendation of the Board

The affirmative vote of a majority of the common stock voted at the Special Meeting, by person or by proxy, is required to approve the proposed exchange for Institutional Trust Preferred Securities and the proposed exchange for the CPP Preferred Shares.  Abstentions will be counted towards the vote total for this proposal, and therefore will have the same effect as "Against" votes.  Broker non-votes will have no effect and will not be counted towards the vote total for this proposal.   Unless otherwise directed by marking the accompanying proxy, the named proxy holders will vote FOR the proposal to permit us to issue additional common stock in accordance with Nasdaq Marketplace Rule 5635 in exchange for Institutional Trust Preferred Securities and in exchange for the CPP Preferred Shares. The approval of this proposal is not a condition to the approval of any other proposals submitted to the shareholders, except to the extent otherwise explained in this proxy statement.

The Board recommends you vote FOR the proposal to approve the issuance of additional common stock in accordance with Nasdaq Marketplace Rule 5635 in exchange for Institutional Trust Preferred Securities and in exchange for the CPP Preferred Shares, provided that, if we proceed with the exchange offers:

          Institutional TP Exchange Offer.  (A) not more than 79 million shares of common stock may be issued in the exchange for Institutional Trust Preferred Securities, (B) we will issue for each $1,000 liquidation amount of Institutional Trust Preferred Securities accepted for exchange a number of shares of common stock having a dollar value equal to up to 100% of the $1,000 liquidation amount, (C) the dollar value per share of common stock to be issued would be valued based on the mathematical average of the volume weighted average price per share for the five consecutive trading days ending on and including the second trading day immediately preceding the expiration date of the exchange offer, and (D) the issuance of shares of common stock pursuant to such exchange offer shall occur not later than the date that is three months after the date of the approval of this proposal by our shareholders; and

CPP Exchange Offer.  (A) not more than 144 million shares of common stock may be issued in the exchange for CPP Preferred Shares, (B) we will issue for each $1,000 liquidation amount of CPP Preferred Shares accepted for exchange a number of shares of common stock having a dollar value equal to up to 100% of the $1,000 liquidation amount, (C) the dollar value per share of common stock used in determining the CPP Exchange Ratio will be based on the market value of our common stock, and (D) the issuance of shares of common stock pursuant to such exchange offer shall occur not later than the date that is three months after the date of the approval of this proposal by our shareholders.

PROPOSAL 4

ADJOURNMENT, POSTPONEMENT

OR CONTINUATION OF THE SPECIAL MEETING

General

If at the Special Meeting the number of shares of our common stock present or represented and voting in favor of Proposal 1, Proposal 2, and Proposal 3, or any of them, is insufficient to approve any such proposal, our management may move to adjourn, postpone or continue the Special Meeting in order to enable our Board to continue to solicit additional proxies in favor of that particular  proposal. In that event, you will be asked to vote only upon the adjournment, postponement or continuation proposal, and any other proposal described in this proxy statement for which, at such time, we have received sufficient votes for approval, and not any proposal for which sufficient votes for approval have not been received.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our Board to vote in favor of adjourning, postponing or continuing the Special Meeting and any later adjournments. If our shareholders approve the adjournment, postponement or continuation proposal, we could adjourn, postpone or continue the Special Meeting, and any adjourned session of the Special Meeting, to use the additional time to solicit additional proxies in favor of  a proposal not receiving votes sufficient for approval, including the solicitation of proxies from the shareholders that have previously voted against such proposal. Among other things, approval of the adjournment, postponement or continuation proposal could mean that, even if proxies representing a sufficient number of votes against any one or all of the first three proposals have been received, we could adjourn, postpone or continue the Special Meeting without a vote on the particular proposal and seek to convince the holders of those shares to change their votes to vote in favor of the recommended proposal.

Vote Required and Recommendation of the Board

The affirmative vote of a majority of our common stock voted at the Special Meeting, by person or by proxy, is required to approve the adjournment, postponement or continuation proposal.  Abstentions will be counted towards the vote total for this proposal, and therefore will have the same effect as "Against" votes.  Broker non-votes will have no effect and will not be counted towards the vote total for this proposal.    Unless otherwise directed by marking the accompanying proxy, the named proxy holders will vote FOR the adjournment, postponement or continuation proposal, if such vote is held. The approval of this proposal is not a condition to the approval of any other proposals submitted to the shareholders.

The Board recommends that you vote FOR the proposal to adjourn, postpone or continue the Special Meeting, if such vote is held.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of December 10, 2009, no person was known by us to be the beneficial owner of 5% or more of our common stock, except as follows:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percent of Class

Common Stock, $1 par value	Dimensional Fund Advisors LP (1) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,183,220	4.92%
Common Stock, $1 par value	Independent Bank Corporation Employee Stock Ownership Trust ("ESOT") 230 West Main Street Ionia, Michigan 48846	2,271,083	9.45%

(1)

Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2009, by Dimensional Fund Advisors LP reporting sole power to vote over 1,155,320 shares and sole power to dispose or direct the disposition of 1,183,220 shares.

The following table sets forth the beneficial ownership of our common stock by our named executives, set forth in the compensation table below, and by all directors and executive officers as a group as of December 10, 2009:

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding

Michael M. Magee	154,443	(2)	. 61
Robert N. Shuster	117,700		. 47
David C. Reglin	101,528		. 40
William B. Kessel	38,262		. 15
Stefanie M. Kimball	26,793		. 11
All executive officers and directors as a group (consisting of 18 persons)	3,218,783	(3)	12.77

(1)

In addition to shares held directly or under joint ownership with their spouses, beneficial ownership includes shares that are issuable under options exercisable within 60 days, and shares that are allocated to their accounts as participants in the ESOP.

(2)	Includes 10,424 common stock units held in a deferred compensation plan.

(3)	Beneficial ownership is disclaimed as to 2,058,580 shares, all of which are held by the ESOT.

EXECUTIVE COMPENSATION FOR FISCAL YEAR 2008

Compensation Discussion and Analysis

Overview and Objectives

The primary objectives of our executive compensation program are to (1) attract and retain talented executives, (2) motivate and reward executives for achieving our business goals, (3) align our executives' incentives with our strategies and goals, as well as the creation of shareholder value, and (4) provide competitive compensation at a reasonable cost. Consequently, our executive compensation plans are designed to achieve these objectives.

As described in more detail below, our executive compensation program has three primary components: base salary; an annual cash incentive bonus; and long-term incentive compensation that is payable in cash, stock options and stock grant awards. The compensation committee of our Board has not established policies or guidelines with respect to the specific mix or allocation of total compensation among base salary, annual incentive bonuses, and long-term compensation. However, as part of our long-standing "pay-for-performance" compensation philosophy, we typically set the base salaries of our executives somewhat below market median base salaries in return for above market median incentive opportunities. We believe that this approach has served the Company well over the years. Combined, our five Named Executives have served the Company for a total of 79 years.

The compensation committee of the Board has utilized the services of third-party consultants from time to time to assist in the design of our executive compensation programs and render advice on compensation matters generally. In 2006, the compensation committee engaged the services of Mercer Human Resource Consulting ("Mercer") to review our executive compensation programs. As part of those services, Mercer (1) reviewed our existing compensation strategies and plans, (2) conducted a study of peer group compensation, including the competitiveness and effectiveness of each element of our compensation program, as well as our historical performance relative to that peer group, and (3) recommended changes to our compensation program, including those directly applicable to our executive officers. The committee retained Mercer again in 2008 to re-evaluate the Company's executive compensation program and to assist the committee in evaluating its effectiveness and competitiveness as well as the relationship between pay and performance over the prior one and three-year periods.

Restrictions on Executive Compensation Under Federal Law

On December 12, 2008, the Company sold $72 million of its preferred stock and warrants to Treasury under the Capital Purchase Program of the Troubled Asset Relief Program ("TARP"). Participants in TARP are subject to a number of limitations and restrictions on executive compensation, including certain provisions of the American Recovery and Reinvestment Act of 2009 ("ARRA"). Under the ARRA, Treasury established standards regarding executive compensation relative to the requirements listed below on June 15, 2009. The substance of this Compensation Discussion and Analysis is based upon the existing guidance issued by Treasury. The compensation committee of our Board conducted the required review of our Named Executives incentive compensation arrangements with our senior risk officers, within the ninety day period following our sale of securities with Treasury under TARP.

As a general matter, until such time that the Company is no longer a TARP participant, we will be subject to the following requirements, among others:

•	Our incentive compensation program may not include incentives for our Named Executives (defined below) to take unnecessary and excessive risks that threaten the value of the Company;

•

The Company is entitled to recover any bonus, retention award, or incentive compensation paid to any of its 25 most highly compensated employees based upon statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate;

•	The Company is prohibited from making any golden parachute payments to any of its 10 most highly compensated employees;

•	The Company is prohibited from paying to any Named Executive or the next 20 most highly compensated employees any tax "gross-ups" on compensation such as perquisites.

•	Our compensation program may not encourage the manipulation of reported earnings to enhance the compensation of our employees;

•

The Company may not pay or accrue any bonus, retention award, or incentive compensation to any of our Named Executives, other than payments made in the form of restricted stock, subject to the further condition that any such awards may not vest while the Company is a participant in TARP and that any award not have a value greater than one-third of the Named Executives total annual compensation; and

•	Our shareholders must be given the opportunity to vote on an advisory (non-binding) resolution at the Annual Meeting to approve the compensation of our executives.

In light of the significance of the impact of ARRA on our compensation program, our compensation committee intends to reevaluate the substance and elements of our compensation program to determine whether any changes are warranted in order to maintain the objectives of that program.

The foregoing discussion is intended to provide a background and context for the information that follows regarding our existing compensation programs to those persons who served as our executive officers during 2008 and to assist in understanding the information included in the executive compensation tables included below in our proxy statement.

Components of Compensation

The principal components of compensation we pay to our executives consist of the following:

•	Base Salary;

•	Annual Cash Incentive; and

•	Long-Term Incentive Compensation, generally payable in the form of a combination of cash, stock options and restricted stock.

Base Salary

Base salaries are established each year for our executive officers. None of our executive officers has a separate employment agreement. In determining base salaries, we consider a variety of factors. Peer group compensation is a primary factor, but additional factors include an individual's performance, experience, expertise, and tenure with the Company. The executive compensation review conducted by Mercer, including its most recent evaluation, revealed that the base salaries of most of our executives are at or below competitive rates and market median levels.

Each year the compensation committee recommends the base salary for our President and CEO for consideration and approval by the full Board. For purposes of setting Mr. Magee's base salary of $382,000 for 2008, the compensation committee considered the results of the Mercer survey and recommendations, including compensation data from banking institutions of similar size in the Midwest, as well as Mr. Magee's contributions during the preceding year. For 2009, the committee approved management's recommendation to freeze the base salary levels of all of our executive officers, including Mr. Magee.

The base salaries of other executive officers are established by our President and CEO. In setting base salaries, our President and CEO considers peer group compensation, as well as the individual performance of each respective executive officer. For the reasons noted above, the base salaries of our other Named Executives for 2009 remain unchanged from 2008 and are as follows: Mr. Shuster — $230,000; Mr. Reglin — $226,000; Mr. Kessel — $226,000; and Ms. Kimball — $226,000.

Annual Cash Incentives

Annual cash incentives are paid under the terms of our Management Incentive Compensation Plan. This Plan sets forth performance incentives that are designed to provide for annual cash awards that are payable if we meet or exceed the annual performance objectives established by our Board. Under this Plan, our Board establishes annual performance levels as follows: (1) threshold represents the performance level of what must be achieved before any incentive awards are payable; (2) target performance is defined as a desired level of performance in view of all relevant factors, as described in more detail below; and (3) the maximum represents that which reflects outstanding performance. As noted above, target performance under this Plan is intended to provide for aggregate annual cash compensation (salary and bonus) that approximates peer level compensation.

Threshold performance would result in earning 50 percent of the target incentive, target would be 100 percent, and maximum would be 200 percent, with compensation prorated between these award levels. Target incentive is defined as 65 percent of base salary for our CEO and 50 percent of base salary for our other Named Executives. For 2008, 70 percent of the performance goal was based upon Company performance criteria while 30 percent was based upon predetermined individual goals. With respect to Company performance for 2008, 75 percent of the performance criteria was based upon after-tax earnings per share (EPS) and 25 percent was based upon corporate asset quality (non-performing assets as a percentage of total assets).

The following is an example of how our annual incentive plan operated for 2008. If the Company achieved targeted performance for the EPS goal and threshold performance for asset quality, and assuming (a) a base salary of $200,000, (b) target incentive of 50 percent of base salary, and (c) the achievement of targeted individual performance, the annual bonus would be computed as follows:

Target Bonus		Criteria		Performance Achieved

$100,000	x	EPS (.7 x 75%)	x	1.0	=	$52,500
$100,000	x	Asset Quality (.7 x 25%)	x	.5	=	8,750
$100,000	x	Individual Performance (.3)	x	1.0	=	30,000

						$91,250

Under the terms of the plan, participants may earn a bonus based upon individual performance relative to targeted performance, irrespective of whether the Company achieves its performance targets. Based upon the Company's financial performance for 2008, no bonuses were earned by any of the Named Executives under the Company's performance criteria. The Company's 2008 earnings per share and asset quality were below the threshold levels of $1.05 and 1.5 percent, respectively. While the Named Executives did qualify to be paid relatively modest amounts for individual performance in 2008, the Committee approved management's recommendation that no bonuses be paid for the achievement of these individual performance goals in 2008.

For 2009, 75 percent of the performance goal is based upon Company performance, while 25 percent is based upon predetermined individual goals. Given the significance of the changes in the financial markets and the national and local economies, and their impact on the Company, the committee elected to change the corporate performance standards for 2009 based upon the Company's success in after-tax EPS, its success in reducing its loan loss provision and success in growing core deposits. Each of the factors are weighted 25 percent. For 2009, the performance goals for the Company are as follows:

	EPS	Loan Loss Provision	Core Deposits

Threshold	$0.00	$51 million	$1.9 billion
Target	0.30	45 million	2.0 billion
Maximum	1.00	16 million	2.2 billion

Following the adoption of the ARRA, discussed above, we currently understand that none of the Named Executives will be eligible to receive any payments under our annual Management Incentive Compensation Plan for performance in 2009. Annually, the committee is to set these performance goals not later than the 60th day of each year. The awards are paid in full following certification of the Company's financial results for the performance period.

Long-Term Incentive Program

Following the committee's and Board's review and analysis of the Mercer report, effective January 1, 2007, the Board adopted a long-term incentive program that includes three separate components: stock options, restricted stock, and long-term cash, each of which comprise one-third of the total long-term incentive grant each year. The target value of the cumulative amount of these awards is set at 100 percent of our CEO's salary and 50 percent for each of our other Named Executives. Because the first possible payout under the cash portion of the long-term program cannot be made until 2010 (the year after the first three-year performance period), the committee elected to grant stock options and restricted stock having a value equal to the aggregate target bonuses under the long-term incentive program for both 2007 and 2008. For 2009, and as explained in more detail below, the committee authorized only the grant of stock options under this program at a target value well below two-thirds of the target bonus.

Cash Incentive Elements.   The committee adopted performance goals for the cash portion of this long-term incentive program, based upon the Company's three-year total shareholder return (TSR). TSR is determined by dividing the sum of our stock price appreciation and dividends by our stock price at the beginning of the performance period. The first performance period is the three year period beginning January 1, 2007. For purposes of determining achievement, the Company's TSR is measured against the Nasdaq Bank Index median TSR over the same period. The committee established the three target levels of performance, with threshold at the 50th percentile, target at the 70th percentile and maximum at the 90th percentile.

Equity-Based Incentive Element.   The other two-thirds of the program are made up of stock options and shares of restricted stock, each of which are awarded under the terms of our Long-Term Incentive Plan. These awards are recommended by the committee, and approved by the Board, at the Board's first meeting in each calendar year and after the announcement of our earnings for the immediately preceding year. Under this Plan, the committee has the authority to grant a wide variety of stock-based awards. The exercise price of options granted under this Plan may not be less than the fair market value of our common stock at the date of grant; options are restricted as to transferability and generally expire ten years after the date of grant. The Plan is intended to assist our executive officers in the achievement of our share ownership guidelines. Under these guidelines (1) our CEO is expected to own Company stock having a market value equal to twice his base salary, (2) our executive vice presidents are to own stock having a market value of not less than 125 percent of their respective base salaries, and (3) our senior vice presidents are to own stock having a market value of not less than 50 percent of their respective base salaries. Once these guidelines are achieved, the failure to maintain the guidelines due to decreases in the market value of our common stock does not mandate additional purchases; rather, further sales of our common stock are prohibited until the employee again reaches the required level of ownership. Not more than 75 percent of the shares held by an executive in our ESOP may count toward the achievement of these guidelines, and only "in the money" stock options granted after January 1, 2004, count as well. These guidelines apply ratably over a five-year period commencing January 1, 2004, or the date of hire or promotion to one of these positions.

The value of the options that make up one-third of our long-term incentive program are measured under ASC topic 718, "Compensation - Stock Compensation" and vest ratably over three years. The value of the shares of the restricted stock that make up the final one-third of our long-term incentive program is based upon the grant date value of the shares of our common stock. These shares do not vest until the fifth anniversary of the grant date.

Due to the limited number of shares available for issuance under the terms of our Long-Term Incentive Plan, the committee elected to grant the entire amount of the equity portion of the long-term incentive program in the form of restricted shares of common stock for 2008. The value of the shares of restricted stock, based upon the grant date values, equaled 100 percent of our CEO's base compensation and 50 percent of the base compensation of each of our other Named Executives. As of the time of the annual grant for equity-based awards under the Plan in 2009, there remained approximately 300,000 shares available for grant under the Plan. Due to the limited number of remaining shares available for award, and due to the fact that the committee utilized restricted stock awards exclusively in 2008, the committee approved the grant of options covering a total of 299,987 shares for 2009, which were allocated among participants in accordance with their respective target bonuses under the Long-Term Incentive Program.

Severance and Change in Control Payments

The Company has in place Management Continuity Agreements for each of our executive officers. These agreements provide severance benefits if an individual's employment is terminated within 36 months after a change in control or within six months before a change in control and if the individual's employment is terminated or constructively terminated in contemplation of a change in control for three years thereafter. For purposes of these agreements, a "change in control" is defined to mean any occurrence reportable as such in a proxy statement under applicable rules of the Securities and Exchange Commission, and would include, without limitation, the acquisition of beneficial ownership of 20 percent or more of our voting securities by any person, certain extraordinary changes in the composition of our Board, or a merger or consolidation in which we are not the surviving entity, or our sale or liquidation.

Severance benefits are not payable if an individual's employment is terminated for cause, employment terminates due to an individual's death or disability, or the individual resigns without "good reason." An individual may resign with "good reason" after a change in control and receive his or her severance benefits if an individual's salary or bonus is reduced, his or her duties and responsibilities are inconsistent with his or her prior position, or there is a material, adverse change in the terms or conditions of the individual's employment. The agreements are for self-renewing terms of three years unless we elect not to renew the agreement. The agreements are automatically extended for a three-year term from the date of a change in control. These agreements provide for a severance benefit in a lump sum payment equal to 18 months to three years' salary and bonus and a continuation of benefits' coverage for 18 months to three years. These benefits are limited, however, to one dollar less than three times an executive's "base amount" compensation as defined in Section 280G of the Internal Revenue Code of 1986, as amended.

Following the adoption of the ARRA, discussed above, we currently understand that none of the 10 most highly compensated employees will be eligible to receive any severance or change in control benefits due to the prohibition related to "golden parachute payments" for the period during which any obligation arising under TARP remains outstanding.

Other Benefits

We believe that other components of our compensation program, which are generally provided to other full-time employees, are an important factor in attracting and retaining highly qualified personnel. Executive officers are eligible to participate in all of our employee benefit plans, such as medical, group life and accidental death and dismemberment insurance and our 401(k) Plan, and in each case on the same basis as other employees. We also maintain an ESOP that provides substantially all full-time employees with an equity interest in our Company. Contributions to the ESOP are determined annually and are subject to the approval of our Board. Contributions for the year ended December 31, 2008, were equal to 3 percent of the eligible wages for each of the approximately 1,100 participants in the ESOP, including each of our executive officers.

Perquisites

Our Board and compensation committee regularly reviews the perquisites offered to our executive officers. The committee believes that the cost of such perquisites is relatively minimal. Specific perquisites generally made available to our executive officers are:

•      A country or social club membership; and

•      Personal use of a Company automobile.

Under the standards established by Treasury on June 15, 2009, we may not pay to any Named Executive or the next 20 most highly compensated employees any tax "gross-ups" on compensation such as perquisites.

Summary Compensation Table — 2008

The following table shows certain information regarding the compensation for our Chief Executive Officer, Chief Financial Officer, and the three most highly compensated executive officers other than our CEO and CFO (the "Named Executives").

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compensation(3)	Totals
Michael M. Magee......................	2008	$382,000	$—	$102,105	$58,444	$—	$35,904	$578,453
President and Chief	2007	350,000	—	24,041	40,005	51,186	21,878	487,110
Executive Officer	2006	310,000	—	—	—	—	22,865	332,865

Robert N. Shuster.......................	2008	230,000	—	32,088	18,368	—	24,318	304,774
Executive Vice President	2007	220,000	—	7,555	12,573	39,600	21,051	300,779
and Chief Financial Officer	2006	215,000	—	—	—	—	18,895	233,895

David C. Reglin..........................	2008	226,000	—	32,088	18,368	—	27,415	303,871
Executive Vice President	2007	220,000	—	7,555	12,573	33,000	24,017	297,145
- Retail Banking	2006	215,000	—	—	—	—	22,405	237,405

Stefanie M. Kimball(4)...............	2008	226,000	—	29,171	16,697	—	16,558	288,426
Executive Vice President	2007	130,769	—	6,867	11,429	25,000	3,399	177,464
- Chief Lending Officer	2006	—	—	—	—	—	—	—

William B. Kessel.......................	2008	226,000	—	31,360	17,951	—	27,431	302,742
Executive Vice President	2007	215,000	—	7,383	12,287	32,500	25,494	292,664
- Chief Operations Officer	2006	195,000	—	—	—	—	16,474	211,474

(1)	Includes elective deferrals by employees pursuant to Section 401(k) of the Internal Revenue Service Code and elective deferrals pursuant to a non-qualified deferred compensation plan.

(2)

Amounts set forth in the stock award and option award columns represent the amounts recognized as compensation expense in 2008 for financial reporting purposes with respect to stock awards and options in accordance with ASC topic 718, "Compensation - Stock Compensation" except that the amounts do not reflect a reduction for estimated forfeitures. The assumptions used in calculating these amounts are set forth in Note 15, in the Company's consolidated financial statements for the year ended December 31, 2008, included in our Annual Report on Form 10-K. The grant date fair value of restricted stock awards granted during 2008 is included in the Grants of Plan Based Awards table below.

(3)

Amounts include our contributions to the ESOP (subject to certain age and service requirements, all employees are eligible to participate in the plan), matching contributions to qualified defined contribution plans, IRS determined personal use of company owned automobiles, country club and other social club dues and restricted stock dividends.

(4)	Ms. Kimball began employment with us on April 25, 2007.

Grants of Plan-Based Awards — 2008

This table sets forth information on equity awards granted by the Company to the Named Executives during 2008 under our Long-Term Incentive Plan and the possible payouts to the Named Executives under the Management Incentive Compensation Plan (our annual Cash Bonus Plan) for 2008. The Compensation Discussion and Analysis provides further details on these awards under the Long-Term Incentive Plan, and the Summary Compensation Table sets forth the amounts earned in 2008 under the Management Incentive Compensation Plan.

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(4)
			Threshold $	Target $	Maximum $	Threshold $	Target $	Maximum $

Michael M. Magee	01/15/08								45,871			349,996
		(1)	113,750	227,500	455,000
		(2)	58,333	116,667	233,334
Robert N. Shuster	01/15/08								14,416			109,994
		(1)	55,000	110,000	220,000
		(2)	18,333	36,667	73,333
David C. Reglin	01/15/08								14,416			109,994
		(1)	55,000	110,000	220,000
		(2)	18,333	36,667	73,333
Stefanie M. Kimball	01/15/08								13,106			99,999
		(1)	50,000	100,000	200,000
		(2)	16,667	33,333	66,667
William B. Kessel	01/15/08								14,089			107,499
		(1)	53,750	107,500	215,000
		(2)	17,917	35,833	71,667

(1)

Represents potential payouts pursuant to the Management Incentive Compensation Plan which are based on achievement of certain Company and individual performance goals. The actual cash bonus paid with respect to any year may range from zero to two times the target bonus based on the achievement of predetermined goals.

(2)

Represents awards granted under our Long Term Incentive program. The referenced payouts are dependent upon our three-year total shareholder return ("TSR") as described in our Compensation Discussion and Analysis above for the period ending December 31, 2010, relative to the NASDAQ Bank Index median TSR over the same period.

(3)	Represent restricted shares of common stock that are subject to cliff vesting in five years.

(4)	Grant date values are computed in accordance with ASC topic 718, "Compensation - Stock Compensation."

As discussed in our Compensation Discussion & Analysis above, the primary components of our executive compensation program are base salary, an annual cash incentive bonus, and long-term incentive compensation.

As shown in the Summary Compensation Table above, each Named Executive's base salary constitutes the majority of his or her respective compensation for 2008, 2007 and 2006. This is due to the fact that no annual bonus was paid in 2006 or 2008 under the Management Incentive Compensation Plan and bonuses earned under that plan for 2007 were attributable to the achievement of certain individual performance goals. Effective January 1, 2007, our Management Incentive Compensation Plan was modified to permit our executives to earn relatively modest bonuses based upon individual achievement, irrespective of whether the Company achieved its financial performance targets.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the option and restricted stock awards that were outstanding as of December 31, 2008. The table shows both exercisable and unexercisable options, as well as shares of restricted stock that have not yet vested, all of which were granted under our Long-Term Incentive Plan.

Note Regarding Surrendered Options:  In 2009, a significant number of the options shown in the table below have been voluntarily surrendered by the executives.  Those option awards with an asterisk (*) following the award have been surrendered.

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Exercise Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)
		Exercisable	Unexercisable(1)

Michael M. Magee	01/21/01	10,219	—	$9.79	01/21/11
	01/21/02	7,087 *	—	14.11	01/21/12
	01/18/03	5,706 *	—	17.52	01/18/13
	01/24/04	11,147 *	—	25.81	01/24/14
	04/23/04	2,756 *	—	23.69	04/23/14
	01/28/05	10,923 *	—	27.31	01/28/15
	04/26/05	2,756 *	—	25.02	04/26/15
	11/15/05	2,625 *	—	26.97	11/15/15
	12/15/05	23,834 *	—	26.76	12/15/15
	04/24/07	15,569 *	31,137	16.69	04/24/17	10,485	$22,648
	01/16/08					45,871	99,081

Robert N. Shuster	04/17/01	4,765	—	9.97	04/17/11
	01/21/02	7,086 *	—	14.11	01/21/12
	01/18/03	8,470 *	—	17.52	01/18/13
	04/17/03	3,032 *	—	17.43	04/17/13
	10/28/03	4,427 *	—	25.85	04/16/12
	01/24/04	9,660 *	—	25.81	01/24/14
	04/23/04	2,756 *	—	23.69	04/23/14
	05/11/04	1,686 *	—	22.13	04/20/10
	01/28/05	8,475 *	—	27.31	01/28/15
	02/09/05	1,897 *	—	27.66	01/21/11
	04/26/05	2,756 *	—	25.02	04/26/15
	11/15/05	2,625 *	—	26.97	11/15/15
	12/15/05	12,708 *	—	26.76	12/15/15
	04/24/07	4,893 *	9,786	16.69	04/24/17	3,295	7,117
	01/16/08					14,416	31,139

David C. Reglin	01/21/01	9,298	—	$9.79	01/21/11
	04/17/01	6,047	—	9.97	04/17/11
	05/21/01	3,267	—	11.97	01/18/10
	01/21/02	9,988 *	—	14.11	01/21/12
	04/16/02	6,045 *	—	15.44	04/16/12
	01/18/03	10,068 *	—	17.52	01/18/13
	04/17/03	3,032 *	—	17.43	04/17/13
	01/24/04	9,660 *	—	25.81	01/24/14
	04/23/04	2,756 *	—	23.69	04/23/14
	01/28/05	8,655 *	—	27.31	01/28/15
	04/26/05	2,756 *	—	25.02	04/26/15
	11/15/05	2,625 *	—	26.97	11/15/15
	12/15/05	12,961 *	—	26.76	12/15/15
	04/24/07	4,893 *	9,786	16.69	04/24/17	3,295	$7,117
	01/16/08					14,416	31,139

Stefanie M. Kimball	04/24/07	4,448 *	8,896	16.69	04/24/17	2,995	6,469
	01/16/08					13,106	28,309

William B. Kessel	04/16/02	6,045 *	—	15.44	04/16/12
	04/17/03	3,032 *	—	17.43	04/17/13
	04/23/04	2,756 *	—	23.69	04/23/14
	01/28/05	4,654 *	—	27.31	01/28/15
	04/26/05	2,756 *	—	25.02	04/26/15
	11/15/05	2,625 *	—	26.97	11/15/15
	12/15/05	10,748 *	—	26.76	12/15/15
	04/24/07	4,782 *	9,563	16.69	04/24/17	3,220	6,955
	01/16/08					14,089	30,432

(1)	Options granted on April 24, 2007 vest ratably over the three-year period beginning April 24, 2008.
(2)	The shares of restricted stock are subject to risks of forfeiture until they vest, in full, on the fifth anniversary of the grant date.
(3)	The market value of the shares of restricted stock that have not vested is based on the closing price of our common stock as of December 31, 2008.

*  Options were voluntarily surrendered by the Named Executive in 2009.

Option Exercises and Stock Vested — 2008

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Michael M. Magee	—	—	—	—
Robert N. Shuster	—	—	—	—
David C. Reglin	—	—	—	—
Stefanie M. Kimball	—	—	—	—
William B. Kessel	—	—	—	—

None of our Named Executives exercised any options during 2008, nor were any restricted stock awards vested during 2008.

Nonqualified Deferred Compensation

The table below provides certain information relating to each defined contribution plan that provides for the deferral of compensation on a basis that is not tax qualified.

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Michael M. Magee	$26,000	—	$(47,562)	—	$21,987
Robert N. Shuster	13,000	—	(17,251)	—	55,482
David C. Reglin	—	—	—	—	—
Stefanie M. Kimball	—	—	—	—	—
William B. Kessel	—	—	(9,198)	—	22,950

(1)	Amounts reported as Executive Contributions are also included in the respective salary amounts on the Summary Compensation Table for 2008.

Certain of our officers, including the Named Executives, can contribute, on a tax deferred basis, up to 80% of his or her base salary and 100% of his or her annual cash bonus into our executive non-qualified excess plan. The Company makes no contributions to this plan and contributions by participants may be directed into various investment options as selected by each participant. Earnings on the investments accrue to the participants on a tax deferred basis. Participants can withdraw balances from their accounts in accordance with plan provisions.

Other Potential Post-Employment Payments

Executive Name	(1) Estimated Liability for Severance Payments & Benefit Amounts Under Continuity Agreements	(2) Payment Limitation Based on IRS Section 280G Limitation on Severance Amounts
Michael M. Magee	$1,268,872	$1,466,500
Robert N. Shuster	799,378	708,044
David C. Reglin	784,378	722,987
Stefanie M. Kimball	760,718	644,353
William B. Kessel	778,663	758,833

 _________________________________

(1)

The Corporation has entered into Management Continuity Agreements with each of the above Named Executives that provide for defined severance compensation and other benefits if they are terminated following a change of control of the Company. The Agreements provide for a lump sum payout of the severance compensation and a continuation of certain health and medical insurance related benefits for a period of three years. For further detailed information, see the section titled "Severance and Change in Control Payments" included as part of the Compensation Discussion and Analysis in this Proxy Statement.

(2)

The total amounts which may be due under the Management Continuity Agreements are subject to and limited by Internal Revenue Service Code Section 280G. This column indicates the estimated payout based on IRS limitations.

COMPENSATION OF DIRECTORS

For 2008, the annual retainer paid to our Non-employee Directors was $45,000. We also paid an annual retainer of $12,000 to the nonemployee directors of our bank subsidiary. For 2009, in response to the prevailing, uncertain economic conditions, the Board reduced both retainers by ten percent. Half of the combined retainer is paid in cash and the other half is paid under the Purchase Plan described below until that director achieves the required share ownership under our share ownership guidelines. Once a director has achieved the requisite level of share ownership under those guidelines, each director then has a choice of receiving his or her director compensation in cash or deferred share units under our Purchase Plan, at his or her discretion. The Board approved the payment of additional retainers of $5,000, $3,000, and $2,000 to the Chairpersons of the Board's audit committee, compensation committee, and nominating and corporate governance committee, respectively. The fees are payable for attendance at either Board or committee meetings.

Pursuant to our Long-Term Incentive Plan, the compensation committee may grant options to purchase shares of Independent Bank Corporation common stock to each Non-employee Director. No such stock options were granted during 2008, 2007 and 2006.

We maintain a Deferred Compensation and Stock Purchase Plan for Non-employee Directors (the "Purchase Plan"). The Purchase Plan provides that Non-employee Directors may defer payment of all or a part of their director fees ("Fees") or receive shares of common stock in lieu of cash payment of Fees. Under the Purchase Plan, each Non-employee Director may elect to participate in a Current Stock Purchase Account, a Deferred Cash Investment Account or a Deferred Stock Account.

A Current Stock Purchase Account is credited with shares of Independent Bank Corporation common stock having a fair market value equal to the Fees otherwise payable. A Deferred Cash Investment Account is credited with an amount equal to the Fees deferred and on each quarterly credit date with an appreciation factor that may not exceed the prime rate of interest charged by Independent Bank. A Deferred Stock Account is credited with the amount of Fees deferred and converted into stock units based on the fair market value of our common stock at the time of the deferral. Amounts in the Deferred Stock Account are credited with cash dividends and other distributions on our common stock. Fees credited to a Deferred Cash Investment Account or a Deferred Stock Account are deferred for income tax purposes. The Purchase Plan does not provide for distributions of amounts deferred prior to a participant's termination as a Non-employee Director. Participants may generally elect either a lump sum or installment distributions.

Director Compensation — 2008

Name	Fees Earned or Paid in Cash	Option Awards(1)	Totals	Aggregate Stock Options Held as of 12/31/08
Donna J. Banks	$57,000	$—	$57,000	3,874
Jeffrey A. Bratsburg	57,000	—	57,000	54,671
Stephen L. Gulis, Jr.(2)	62,000	—	62,000	7,703
Terry L. Haske	57,000	—	57,000	40,133
Robert L. Hetzler(3)	59,500	—	59,500	40,133
Clarke B. Maxson	57,000	—	57,000	—
James E. McCarty(4)	60,000	—	60,000	15,451
Charles A. Palmer(5)	59,000	—	59,000	40,133
Charles C. Van Loan(3)	59,500	—	59,500	3,032

Totals	$528,000	$—	$528,000	205,130

___________________________________________

(1)

No stock options were awarded to the Board during 2008, 2007 or 2006. No amounts were recognized as compensation expense in 2008 for financial reporting purposes with respect to stock options granted to directors in accordance with ASC topic 718, "Compensation - Stock Compensation."

(2)	Includes additional retainer for service as chairperson of the audit committee.

(3)	Includes fees received for attendance at Mepco Finance Corporation board meetings during 2008.

(4)	Includes additional retainer for service as chairperson of the compensation committee.

(5)	Includes additional retainer for service as chairperson of the nominating and corporate governance committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our compensation committee, which met on 6 occasions in 2008, consists of directors Stephen L. Gulis, Jr., Donna J. Banks, Jeffrey A. Bratsburg, Charles C. Van Loan and James E. McCarty (Chairman). None of our executive officers served on the compensation committee during our 2008 fiscal year.  Mr. Van Loan served as President and CEO of the Company from 1993 until 2004 and as executive Chairman during 2005.    Mr. Bratsburg served as President and CEO of a subsidiary bank of the Company from 1985 until 1999 and currently serves as the Chairman of the Board of the Company.  None of our directors has interlocking or other relationships with other boards, compensation committees, or our executive officers that require disclosure under Item 407(e)(4) of Regulation S-K.

Our compensation committee reviews and makes recommendations to the Board on executive compensation matters, including any benefits to be paid to our executives and officers. At the beginning of each year, the Committee meets to review our CEO's performance against the Company's goals and objectives for the preceding year and also to review and approve the corporate goals and objectives that relate to CEO compensation for the forthcoming year. The Committee also evaluates the CEO and other key executives' payouts against (a) pre-established, measurable performance goals and budgets, (b) generally comparable groups of executives, and (c) external market trends. Following this review, the Committee recommends to the full Board, the annual base salary, annual incentive compensation, total compensation and benefits for our chief executive officer. This committee is also responsible for approving equity-based compensation awards under our Long-Term Incentive Plan. Base salaries of executive officers, other than our CEO, are established by our CEO.

This committee is also responsible to recommend to the full Board, the amount and form of compensation payable to directors. From time to time, the committee relies upon third party consulting firms to assist the committee in its oversight of the Company's executive compensation policy and our Board compensation. This is discussed in more detail in the Compensation Discussion and Analysis included in this proxy statement.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Shareholders wishing to submit proposals on matters appropriate for shareholder action to be presented at our 2010 Annual Meeting of Shareholders may do so in accordance with Rule 14a-8 of the Securities Exchange Act of 1934. For such proposals to be included in our proxy materials relating to our 2010 Annual Meeting of Shareholders, all applicable requirements of Rule 14a-8 must have been satisfied and such proposals must have been received by us at our principal executive offices at 230 West Main Street, Ionia, Michigan 48846, no later than November 24, 2009.

For any proposal that is not submitted for inclusion in the proxy statement for the 2010 Annual Meeting, but is instead sought to be presented directly at the 2010 Annual Meeting, SEC rules permit management to vote proxies at its discretion if we (1) receive notice of the proposal before the close of business on February 7, 2010, and advise shareholders in the 2010 Proxy Statement about the nature of the matter and how management intends to vote on such matter, or (2) do not receive notice of the proposal prior to the close of business on February 7, 2010. Notices of intention to present proposals at the 2010 Annual Meeting should be addressed to our Corporate Secretary, at our principal offices listed above.

Under our Bylaws, no business may be brought before an annual shareholder meeting unless it is specified in the notice of the meeting and included in the Company's proxy materials, or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered written notice to us (containing certain information specified in the Bylaws about the shareholder and the proposed action) not less than thirty (30) days prior to the originally scheduled Annual Meeting of Shareholders. If less than forty (40) days notice is given by the Company, then notice must be received within ten (10) days after the date we mail or otherwise give notice of the date of the Annual Meeting of Shareholders.

INFORMATION INCORPORATED BY REFERENCE

We incorporate by reference in this proxy statement the information contained under Items 7, 7A, 8 and 9 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the information contained under Items 1, 2 and 3 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, each as filed with the SEC.

Copies of such Annual Report on Form 10-K and Quarterly Report on Form 10-Q are enclosed with this proxy statement. You may also read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20002. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public at the SEC's Internet site at http://www.sec.gov. Additionally, you may request a copy of any of these filings at no cost, by writing to or calling us at the following address: Independent Bank Corporation, 230 West Main Street, Ionia, Michigan 48846, Attention: Investor Relations or by telephone at (616) 527-9450. We undertake to provide by first class mail, within one business day of receipt of such a request, a copy of any and all information that has been incorporated by reference in this proxy statement.

Representatives of Crowe Horwath LLP will be present at the Special Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions submitted to the Secretary of IBC in advance of the Special Meeting.

OTHER MATTERS

The cost of soliciting proxies will be borne by us.   In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, telegraph or in person. We have retained the services of The Altman Group to deliver proxy materials to brokers, nominees, fiduciaries and other custodians for distribution to beneficial owners, as well as solicit proxies from these institutions. The cost of such services is expected to total approximately $6,000, plus reasonable out of pocket expenses.

As of the date of this proxy statement, management knows of no other matters to be brought before the Special Meeting.  However, if any other matters should properly come before the Special Meeting, including matters relating to the conduct of the Special Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of those voting the proxies.

                                                                                                                              By order of our Board of Directors,

                                                                                                                              /s/ Robert N. Shuster

 Robert N. Shuster

 Corporate Secretary

Dated:  December 18, 2009

APPENDIX A

PRO FORMA FINANCIAL INFORMATION

The following selected unaudited pro forma financial information has been presented to give effect to and show the pro forma impact on our balance sheet as of September 30, 2009, and on our earnings for the fiscal year ended December 31, 2008, and the nine-month period ended September 30, 2009, of the following transactions under consideration by our Board:

1.     An offer (the "Institutional TP Exchange Offer") to exchange shares of our common stock for up to the entire (i) $12 million aggregate liquidation amount of outstanding trust preferred securities issued by IBC Capital Finance III, (ii) $20 million aggregate liquidation amount of outstanding trust preferred securities issued by IBC Capital Finance IV, and (iii) $7.5 million aggregate liquidation amount of outstanding trust preferred securities issued by Midwest Guaranty Trust I (collectively, the "Institutional Trust Preferred Securities");

2.     An offer (the "Retail TP Exchange Offer") to exchange shares of our common stock for up to the entire $50.6 million aggregate liquidation amount of outstanding trust preferred securities issued by IBC Capital Finance II (the "Retail Trust Preferred Securities"); and

3.     An offer (the "CPP Exchange Offer") to exchange shares of common stock for up to the entire $72 million aggregate liquidation amount of our outstanding Series A Fixed Rate Cumulative Perpetual Preferred Stock, $1,000 liquidation preference per share (the "CPP Preferred Shares"), issued to the United States Department of the Treasury ("Treasury") under its Capital Purchase Program of the Troubled Asset Relief Program ("TARP").

The Institutional TP Exchange Offer, the CPP Exchange Offer, and the Retail TP Exchange Offer are collectively referred to as the "Exchange Offers."

As described in this proxy statement, our Board currently proposes to engage in a public offering to issue shares of our common stock or securities convertible into shares of our common stock for cash, to raise as much as $50 million to $150 million in aggregate gross proceeds.  However, we have not reflected any impact of such a public offering in the pro forma financial information included in this Appendix A.  We have also not reflected the expected impact of the Option Exchange Program (which is the subject of Proposal 2 of this proxy statement) because we believe the impact of such Option Exchange Program on the pro forma financial information to be immaterial.

The unaudited pro forma financial information is presented for illustrative purposes only and does not necessarily indicate the financial position or results that would have been realized had the Exchange Offers been completed as of the dates indicated or that will be realized in the future when and if the Exchange Offers are consummated. The selected unaudited pro forma financial information has been derived from, and should be read in conjunction with, our historical consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, and our Quarterly Report on Form 10-Q for the three- and nine-month periods ended September 30, 2009, filed with the SEC.  Copies of these reports are being sent with this proxy statement.

Our unaudited pro forma consolidated balance sheets as of September 30, 2009 have been presented as if the Exchange Offers had been completed on September 30, 2009, and our pro forma consolidated statements of income have been presented as if the Exchange Offers had been completed on January 1, 2008.

Primary Assumptions

   We have made a number of assumptions in preparing the pro forma information set forth below.  The primary assumptions made are as follows:

a.     We have assumed our shareholders will approve Proposal 1 described in this proxy statement, which is the proposal to amend our Articles of Incorporation to increase the number of shares of common stock we are authorized to issue from 60 million shares to 500 million shares.   As of December 10, 2009, we have approximately 30,926,971 shares of common stock that are authorized and available to be issued. If our shareholders do not approve Proposal 1, then we may still proceed with the Exchange Offers, but will be limited to issuing an aggregate of  30,926,971 shares of our common stock.

b.     For each of the Institutional TP Exchange Offers and the Retail TP Exchange Offer, we have assumed we will issue shares of our common stock having a dollar value equal to 75% of the liquidation value of the securities tendered and accepted for exchange.  This assumes the trust preferred securities tendered for exchange would be tendered after the early premium deadline to be established by our Board and thus would not be eligible for the early tender premium.  This is the price we currently intend to offer in the Institutional TP Exchange Offer and the Retail TP Exchange Offer; however, we have reserved the right to offer shares of our common stock with a value equal to up to 100% of the liquidation value of the securities tendered and accepted for exchange in these Exchange Offers.

c.     For the CPP Exchange Offer, we have assumed we will issue shares of our common stock having a dollar value equal to 100% of the liquidation value of the CPP Preferred Shares.

d.     We have assumed that, for purposes of the Exchange Offers, the value per share of our common stock used to calculate the number of shares of our common stock to be issued in each such Exchange Offer is $0.72. This is the average volume weighted average price, or "Average VWAP," of our common stock assuming the pricing date for the determination of the Average VWAP ended on and included November 18, 2009. The Average VWAP of our common stock is the mathematical average of the volume weighted average price per share for the five consecutive trading days ending on and including the second trading day immediately preceding the expiration date of the Exchange Offers.  The closing price of our common stock on December 8, 2009, was $0.70 per share.

e.     We have assumed there will be no material effect on such pro forma financial statements from the potential limitations related to Section 382 of the Internal Revenue Code due to our having a full tax valuation allowance.

We have shown the pro forma impact of the Exchange Offers under a "Low Range Alternative" and a "High Range Alternative," as follows:

  The "Low Range Alternative" assumes (i) the tender and exchange of 25% of the outstanding Retail Trust Preferred Securities for common stock, (ii) the tender and exchange of 25% of the outstanding Institutional Trust Preferred Securities for common stock, and (iii) no CPP Exchange Offer.

  The "High Range Alternative" assumes (i) the tender and exchange of 75% of the outstanding Retail Trust Preferred Securities for common stock, (ii) the tender and exchange of 75% of the outstanding Institutional Trust Preferred Securities for common stock, and (iii) the tender and exchange of the entire $72 million of outstanding CPP Preferred Shares for common stock.

We have assumed the participation rates for the Retail TP Exchange Offer and the Institutional TP Exchange Offer based on the results of recently concluded similar exchange offers by similarly situated issuers.  We are only in preliminary discussions with the Treasury, as the sole holder of the CPP Preferred Shares, regarding the proposed CPP Exchange Offer.  Although the pro forma financial information included in this Appendix A assumes we would exchange shares of our common stock with a value equal to 100% of the liquidation value of the CPP Preferred Shares in the proposed CPP Exchange Offer, we are negotiating with the Treasury to accept shares of our common stock with a value equal to 75% of the liquidation value of the CPP Preferred Shares because this is the price (75% of par) being offered in our Exchange Offers for trust preferred securities (excluding the effect of the 5% early tender premium) and the CPP Preferred Shares are junior in priority to such trust preferred securities.  We have not received any indication from the Treasury as to its willingness to exchange any CPP Preferred Shares for shares of our common stock or the pricing or other terms upon which it would participate in any such exchange.  There is no assurance the Treasury will agree to participate in the CPP Exchange Offer on terms acceptable to us or at all.

Additional assumptions are set forth in the footnotes to the tables below.

The inclusion of any particular Exchange Offer in the pro forma financial information does not necessarily indicate that such Exchange Offer is likely to occur or that it is likely to occur on the terms set forth below.

There can be no assurances that the foregoing assumptions will be realized in the future, including as to the amounts and percentages of Institutional Trust Preferred Securities, Retail Trust Preferred Securities, or CPP Preferred Shares that will be tendered in the Exchange Offers.  If any one or more of the foregoing assumptions or assumptions in the footnotes to the tables below is not realized, it would likely result in a material impact on the pro forma information set forth below.  As a result, you should not place undue reliance on such pro forma information in deciding how to vote on any of the proposals set forth in this proxy statement.

Independent Bank Corporation

Pro Forma Consolidated Balance Sheets (Unaudited)

Low Range Alternative (25% TP Exchange and no CPP Exchange)

		Adjustments

(in thousands)	Actual September 30, 2009	Institutional TP Exchange Offer (5)		Retail TP Exchange Offer (6)		CPP Exchange Offer (7)		Pro Forma September 30, 2009
ASSETS

Cash and due from banks	$182,405	$ -		$ -		$ -		$182,405
Investment securities	184,094	-		-		-		184,094
FHLB and Federal Reserve Bank stock	27,855	-		-		-		27,855
Loans held for sale	23,980	-		-		-		23,980
Net portfolio loans	2,313,519	-		-		-		2,313,519
Premises and equipment	73,355	-		-		-		73,355
Bank owned life insurance	46,041	-		-		-		46,041
Other real estate and repossessed assets	31,323	-		-		-		31,323
Goodwill	16,734	-		-		-		16,734
Capitalized originated mortgage loan
servicing rights	14,334	-		-		-		14,334
Other intangible assets	10,783	-		-		-		10,783
Other assets	37,605	(306)	(2)	(763)	(2)	-		36,536

Total assets	$2,962,028	$(306)		$(763)		$ -		$2,960,959

LIABILITIES

Total deposits	$2,485,834	$ -		$ -		$ -		$2,485,834
Other borrowings	162,341	-		-		-		162,341
Financed premiums payable	30,159	-		-		-		30,159
Other liabilities	32,465	-		-		-		32,465
Subordinated debentures	92,888	(10,181)	(1)	(13,041)	(1)	-		69,666

Total liabilities	2,803,687	(10,181)		(13,041)		-		2,780,465

Preferred stock	68,982	-		-		-	(1)	68,982
Common stock	225,192	7,406	(3)	9,487	(3)	-	(3)	242,085
Retained earnings (deficit)	(119,868)	2,040	(4)	2,791	(4)	-	(4)	(115,037)
Accumulated other comprehensive
income (loss)	(15,965)	429	(2)	-		-		(15,536)

Total shareholders' equity	158,341	9,875		12,278		-		180,494

Total liabilities and shareholders'
equity	$2,962,028	$(306)		$(763)		$ -		$2,960,959

Note:  The inclusion of the Exchange Offers in the pro forma financial information does not necessarily indicate that such transactions are likely to occur.

(1)   25% of the carrying amount of the retired securities.

(2)   The estimated pro-rated adjustments related to the remaining unamortized debt issuance and hedge costs and the stock owned in the trust subsidiaries.

(3)   Value of newly issued Common Shares.

(4)   The excess of the carrying amount of the securities to be retired over the fair value of the Common Shares to be issued in the Exchange Offers, net of taxes (which are immaterial due to IBC's low effective tax rate as a result of its full valuation allowance against deferred tax assets). This amount would be recorded in the income statement for the period during which the Exchange Offers are consummated.

(5)   Represents the increase in Common Shares outstanding due to the participation in the Institutional TP Exchange Offer of 25% of the outstanding Institutional Trust Preferred Securities (a net aggregate principal amount of $9.875 million) with an assumed exchange value of $750 per $1,000 liquidation amount and an Average VWAP of $0.72, which we determined assuming the Pricing Date for the Average VWAP was November 18, 2009.

(6)   Represents the increase in Common Shares outstanding due to the participation in the Retail TP Exchange Offer of 25% of the outstanding Retail Trust Preferred Securities (a net aggregate principal amount of $12.65 million) with an assumed exchange value of $18.75 per $25 liquidation amount and an Average VWAP of $0.72, which we determined assuming the Pricing Date for the Average VWAP was November 18, 2009.

(7)   Assumes no participation in the CPP Exchange Offer.

Independent Bank Corporation

Pro Forma Consolidated Balance Sheets (Unaudited)

High Range Alternative (75% TP Exchange and 100% CPP Exchange)

		Adjustments

	Actual	Institutional		Retail		CPP		Pro Forma
	September 30,	TP Exchange		TP Exchange		Exchange		September 30,
(in thousands)	2009	Offer (5)		Offer (6)		Offer (7)		2009
ASSETS

Cash and due from banks	$182,405	$ -		$ -		$ -		$182,405
Investment securities	184,094	-		-		-		184,094
FHLB and Federal Reserve Bank stock	27,855	-		-		-		27,855
Loans held for sale	23,980	-		-		-		23,980
Net portfolio loans	2,313,519	-		-		-		2,313,519
Premises and equipment	73,355	-		-		-		73,355
Bank owned life insurance	46,041	-		-		-		46,041
Other real estate and repossessed assets	31,323	-		-		-		31,323
Goodwill	16,734	-		-		-		16,734
Capitalized originated mortgage loan
servicing rights	14,334	-		-		-		14,334
Other intangible assets	10,783	-		-		-		10,783
Other assets	37,605	(917)	(2)	(2,289)	(2)	-		34,399

Total assets	$2,962,028	$(917)		$(2,289)		$ -		$2,958,822

LIABILITIES

Total deposits	$2,485,834	$ -		$ -		$ -		$2,485,834
Other borrowings	162,341	-		-		-		162,341
Financed premiums payable	30,159	-		-		-		30,159
Other liabilities	32,465	-		-		-		32,465
Subordinated debentures	92,888	(30,542)	(1)	(39,124)	(1)	-		23,222

Total liabilities	2,803,687	(30,542)		(39,124)		-		2,734,021

Preferred stock	68,982	-		-		(68,982)	(1)	-
Common stock	225,192	22,219	(3)	28,463	(3)	72,000	(3)	347,874
Retained earnings (deficit)	(119,868)	6,120	(4)	8,372	(4)	(3,018)	(4)	(108,394)
Accumulated other comprehensive
income (loss)	(15,965)	1,286	(2)	-		-		(14,679)

Total shareholders' equity	158,341	29,625		36,835		-		224,801

Total liabilities and shareholders'
equity	$2,962,028	$(917)		$(2,289)		$ -		$2,958,822

Note:  The inclusion of the Exchange Offers in the pro forma financial information does not necessarily indicate that such transactions are likely to occur.

(1)   75% of the carrying amount of the retired securities.

(2)   The estimated pro-rated adjustments related to the remaining unamortized debt issuance and hedge costs and the stock owned in the trust subsidiaries.

(3)   Value of newly issued Common Shares.

(4)   The excess of the carrying amount of the securities to be retired over the fair value of the Common Shares to be issued in the Exchange Offers, net of taxes (which are immaterial due to IBC's low effective tax rate as a result of its full valuation allowance against deferred tax assets).  This amount would be recorded in the income statement for the period during which the Exchange Offers are consummated.

(5)   Represents the increase in Common Shares outstanding due to the participation in the Institutional TP Exchange Offer of 75% of the outstanding Institutional Trust Preferred Securities (a net aggregate principal amount of $29.625 million) with an assumed exchange value of $750 per $1,000 liquidation amount and an Average VWAP of $0.72, which we determined assuming the Pricing Date for the Average VWAP was November 18, 2009.

(6)   Represents the increase in Common Shares outstanding due to the participation in the Retail TP Exchange Offer of 75% of the outstanding Retail Trust Preferred Securities (a net aggregate principal amount of $37.950 million) with an assumed exchange value of $18.75 per $25 liquidation amount and an Average VWAP of $0.72, which we determined assuming the Pricing Date for the Average VWAP was November 18, 2009.

(7)   Represents the increase in Common Shares outstanding due to the participation in the CPP Exchange Offer of 100% of the outstanding CPP Preferred Shares (an aggregate principal amount of $72.00 million) with an assumed exchange value of $1,000 per $1,000 liquidation amount and an Average VWAP of $0.72, which we determined assuming the Pricing Date for the Average VWAP was November 18, 2009.

Independent Bank Corporation

Pro Forma Consolidated Statements of Operations (Unaudited)

Low Range Alternative (25% TP Exchange and no CPP Exchange)

		Adjustments

		Institutional		Retail		CPP
(in thousands, except per share data)	Actual	TP Exchange		TP Exchange		Exchange	Pro Forma
	2008	Offer (5)		Offer (6)		Offer (7)	2008
INTEREST INCOME
Interest and fees on loans	$186,747	$ -		$ -		$ -	$186,747
Investments	16,989	-		-		-	16,989

Total Interest Income	203,736	-		-		-	203,736
INTEREST EXPENSE
Deposits	46,697	-		-		-	46,697
Other borrowings	26,890	(676)	(1)	(1,092)	(1)	-	25,122
Total Interest Expense	73,587	(676)		(1,092)		-	71,819
NET INTEREST INCOME	130,149	676		1,092		-	131,917
Provision for loan losses	72,287	-		-		-	72,287
Net Interest Income After Provision for Loan Losses	57,862	676		1,092		-	59,630

NON-INTEREST INCOME	29,721	(18)	(2)	(32)	(2)	-	29,671
GAIN ON EXTINGUISHMENT OF CAPITAL INSTRUMENTS	-	2,040	(3)	2,791	(3)	-	4,831
NON-INTEREST EXPENSE	176,184	-		-		-	176,184

INCOME (LOSS) BEFORE INCOME TAXES	(88,601)	2,698		3,851		-	(82,052)
Income tax expense (benefit)	3,063	-	(4)	-	(4)	-	3,063
NET INCOME (LOSS)	(91,664)	2,698		3,851		-	(85,115)
Preferred dividends	215	-		-		-	215
NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$(91,879)	$2,698		$3,851		$ -	$(85,330)

Per Common Share:

Basic	$(4.04)	$0.26		$0.29		$ -	$(1.85)
Diluted	(4.04)	0.26		0.29		-	(1.85)

Average Common Shares Outstanding:

Basic	22,743	10,286	(8)	13,177	(8)	-	46,206
Diluted	22,808	10,286	(8)	13,177	(8)	-	46,271

Note:  The inclusion of the Exchange Offers in the pro forma financial information does not necessarily indicate that such transactions are likely to occur.

(1)   Reduction in interest expense due to the exchange of the capital instruments for Common Shares assuming that the exchange occurred at the beginning of the period.

(2)   Reduction in other non-interest income due to decline in dividends paid to the parent company related to the stock owned in the trust subsidiaries.

(3)   One-time gain (net of unamortized debt issuance costs or hedge costs) from exchange of the capital instruments for Common Shares.

(4)   Taxes are expected to be immaterial due to IBC's low effective tax rate as a result of its full valuation allowance against deferred tax assets.

(5)   Represents the increase in Common Shares outstanding due to the participation in the Institutional TP Exchange Offer of 25% of the outstanding Institutional Trust Preferred Securities (a net aggregate principal amount of $9.875 million) with an assumed exchange value of $750 per $1,000 liquidation amount and an Average VWAP of $0.72, which we determined assuming the Pricing Date for the Average VWAP was November 18, 2009.

(6)   Represents the increase in Common Shares outstanding due to the participation in the Retail TP Exchange Offer of 25% of the outstanding Retail Trust Preferred Securities (a net aggregate principal amount of $12.65 million) with an assumed exchange value of $18.75 per $25 liquidation amount and an Average VWAP of $0.72, which we determined assuming the Pricing Date for the Average VWAP was November 18, 2009.

(7)   Assumes no participation in the CPP Exchange Offer.

(8)   Represents Common Shares issued in the applicable transaction.

Independent Bank Corporation

Pro Forma Consolidated Statements of Operations (Unaudited)

High Range Alternative (75% TP Exchange and 100% CPP Exchange)

		Adjustments

		Institutional		Retail		CPP
(in thousands, except per share data)	Actual	TP Exchange		TP Exchange		Exchange		Pro Forma
	2008	Offer (5)		Offer (6)		Offer (7)		2008
INTEREST INCOME
Interest and fees on loans	$186,747	$ -		$ -		$ -		$186,747
Investments	16,989	-		-		-		16,989

Total Interest Income	203,736	-		-		-		203,736
INTEREST EXPENSE
Deposits	46,697	-		-		-		46,697
Other borrowings	26,890	(2,027)	(1)	(3,275)	(1)	-		21,588
Total Interest Expense	73,587	(2,027)		(3,275)		-		68,285
NET INTEREST INCOME	130,149	2,027		3,275		-		135,451
Provision for loan losses	72,287	-		-		-		72,287
Net Interest Income After Provision for Loan Losses	57,862	2,027		3,275		-		63,164

NON-INTEREST INCOME	29,721	(53)	(2)	(97)	(2)	-		29,571
GAIN (LOSS) ON EXTINGUISHMENT OF CAPITAL INSTRUMENTS	-	6,120	(3)	8,372	(3)	(3,018)	(3)	11,474
NON-INTEREST EXPENSE	176,184	-		-		-		176,184

INCOME (LOSS) BEFORE INCOME TAXES	(88,601)	8,094		11,550		(3,018)		(71,975)
Income tax expense (benefit)	3,063	-	(4)	-	(4)	-		3,063
NET INCOME (LOSS)	(91,664)	8,094		11,550		(3,018)		(75,038)
Preferred dividends	215	-		-		(215)	(1)	-
NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$(91,879)	$8,094		$11,550		$(2,803)		$(75,038)

Per Common Share:

Basic	$(4.04)	$0.26		$0.29		$(0.04)		$(0.45)
Diluted	(4.04)	0.26		0.29		(0.04)		(0.45)

Average Common Shares Outstanding:

Basic	22,743	30,859	(8)	39,531	(8)	75,000	(8)	168,133
Diluted	22,808	30,859	(8)	39,531	(8)	75,000	(8)	168,198

Note:  The inclusion of the Exchange Offers in the pro forma financial information does not necessarily indicate that such transactions are likely to occur.

(1)   Reduction in interest expense or preferred dividends due to the exchange of the capital instruments for Common Shares assuming that the exchange occurred at the beginning of the period or issuance date of the security, whichever is later.

(2)   Reduction in other non-interest income due to decline in dividends paid to the parent company related to the stock owned in the trust subsidiaries.

(3)   One-time gain (loss) (net of unamortized debt issuance costs or hedge costs) from exchange of the capital instruments for Common Shares.

(4)   Taxes are expected to be immaterial due to IBC's low effective tax rate as a result of its full valuation allowance against deferred tax assets.

(5)   Represents the increase in Common Shares outstanding due to the participation in the Institutional TP Exchange Offer of 75% of the outstanding Institutional Trust Preferred Securities (a net aggregate principal amount of $29.625 million) with an assumed exchange value of $750 per $1,000 liquidation amount and an Average VWAP of $0.72, which we determined assuming the Pricing Date for the Average VWAP was November 18, 2009.

(6)   Represents the increase in Common Shares outstanding due to the participation in the Retail TP Exchange Offer of 75% of the outstanding Retail Trust Preferred Securities (a net aggregate principal amount of $37.950 million) with an assumed exchange value of $18.75 per $25 liquidation amount and an Average VWAP of $0.72, which we determined assuming the Pricing Date for the Average VWAP was November 18, 2009.

(7)   Represents the increase in Common Shares outstanding due to the participation in the CPP Exchange Offer of 100% of the outstanding CPP Preferred Shares (an aggregate principal amount of $72.00 million) with an assumed exchange value of $1,000 per $1,000 liquidation amount and an Average VWAP of $0.72, which we determined assuming the Pricing Date for the Average VWAP was November 18, 2009.

(8)   Represents Common Shares issued in the applicable transaction.

Independent Bank Corporation

Pro Forma Consolidated Statements of Operations (Unaudited)

Low Range Alternative (25% TP Exchange and no CPP Exchange)

		Adjustments
	Actual						Pro Forma
	9 Months						9 Months
	Ended	Institutional		Retail		CPP	Ended
(in thousands, except per share data)	September 30,	TP Exchange		TP Exchange		Exchange	September 30,
	2009	Offer (5)		Offer (6)		Offer (7)	2009
INTEREST INCOME
Interest and fees on loans	$134,915	$ -		$ -		$ -	$134,915
Investments	8,699	-		-		-	8,699

Total Interest Income	143,614	-		-		-	143,614
INTEREST EXPENSE
Deposits	26,468	-		-		-	26,468
Other borrowings	12,021	(433)	(1)	(819)	(1)	-	10,769
Total Interest Expense	38,489	(433)		(819)		-	37,237
NET INTEREST INCOME	105,125	433		819		-	106,377
Provision for loan losses	77,916	-		-		-	77,916
Net Interest Income After Provision for Loan Losses	27,209	433		819		-	28,461

NON-INTEREST INCOME	45,370	(9)	(2)	(24)	(2)	-	45,337
GAIN ON EXTINGUISHMENT OF CAPITAL INSTRUMENTS		2,040	(3)	2,791	(3)	-	4,831
NON-INTEREST EXPENSE	116,405	-		-		-	116,405

INCOME (LOSS) BEFORE INCOME TAXES	(43,826)	2,464		3,586		-	(37,776)
Income tax expense (benefit)	(1,754)	-	(4)	-	(4)	-	(1,754)
NET INCOME (LOSS)	(42,072)	2,464		3,586		-	(36,022)
Preferred dividends	3,225	-		-		-	3,225
NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$(45,297)	$2,464		$3,586		$ -	$(39,247)

Per Common Share:

Basic	$(1.90)	$0.24		$0.27		$ -	$(0.83)
Diluted	(1.90)	0.24		0.27		-	(0.83)

Average Common Shares Outstanding:

Basic	23,811	10,286	(8)	13,177	(8)	-	47,274
Diluted	23,881	10,286	(8)	13,177	(8)	-	47,344

Note:  The inclusion of the Exchange Offers in the pro forma financial information does not necessarily indicate that such transactions are likely to occur.

(1)   Reduction in interest expense due to the exchange of the capital instruments for Common Shares assuming that the exchange occurred at the beginning of the period.

(2)   Reduction in other non-interest income due to decline in dividends paid to the parent company related to the stock owned in the trust subsidiaries.

(3)   One-time gain (net of unamortized debt issuance costs or hedge costs) from exchange of the capital instruments for Common Shares.

(4)   Taxes are expected to be immaterial due to IBC's low effective tax rate as a result of its full valuation allowance against deferred tax assets.

(5)   Represents the increase in Common Shares outstanding due to the participation in the Institutional TP Exchange Offer of 25% of the outstanding Institutional Trust Preferred Securities (a net aggregate principal amount of $9.875 million) with an assumed exchange value of $750 per $1,000 liquidation amount and an Average VWAP of $0.72, which we determined assuming the Pricing Date for the Average VWAP was November 18, 2009.

(6)   Represents the increase in Common Shares outstanding due to the participation in the Retail TP Exchange Offer of 25% of the outstanding Retail Trust Preferred Securities (a net aggregate principal amount of $12.65 million) with an assumed exchange value of $18.75 per $25 liquidation amount and an Average VWAP of $0.72, which we determined assuming the Pricing Date for the Average VWAP was November 18, 2009.

(7)   Assumes no participation in the CPP Exchange Offer.

(8)   Represents Common Shares issued in the applicable transaction.

Independent Bank Corporation

Pro Forma Consolidated Statements of Operations (Unaudited)

High Range Alternative (75% TP Exchange and 100% CPP Exchange)

		Adjustments
	Actual							Pro Forma
	9 Months							9 Months
	Ended	Institutional		Retail		CPP		Ended
(in thousands, except per share data)	September 30,	TP Exchange		TP Exchange		Exchange		September 30,
	2009	Offer (5)		Offer (6)		Offer (7)		2009
INTEREST INCOME
Interest and fees on loans	$134,915	$ -		$ -		$ -		$134,915
Investments	8,699	-		-		-		8,699

Total Interest Income	143,614	-		-		-		143,614
INTEREST EXPENSE
Deposits	26,468	-		-		-		26,468
Other borrowings	12,021	(1,298)	(1)	(2,456)	(1)	-		8,267
Total Interest Expense	38,489	(1,298)		(2,456)		-		34,735
NET INTEREST INCOME	105,125	1,298		2,456		-		108,879
Provision for loan losses	77,916	-		-		-		77,916
Net Interest Income After Provision for Loan Losses	27,209	1,298		2,456		-		30,963

NON-INTEREST INCOME	45,370	(28)	(2)	(73)	(2)	-		45,269
GAIN (LOSS) ON EXTINGUISHMENT OF CAPITAL INSTRUMENTS	-	6,120	(3)	8,372	(3)	(3,018)	(3)	11,474
NON-INTEREST EXPENSE	116,405	-		-		-		116,405

INCOME (LOSS) BEFORE INCOME TAXES	(43,826)	7,390		10,755		(3,018)		(28,699)
Income tax expense (benefit)	(1,754)	-	(4)	-	(4)	-		(1,754)
NET INCOME (LOSS)	(42,072)	7,390		10,755		(3,018)		(26,945)
Preferred dividends	3,225	-		-		(3,225)		-
NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$(45,297)	$7,390		$10,755		$207		$(26,945)

Per Common Share:

Basic	$(1.90)	$0.24		$0.27		$ -		$(0.16)
Diluted	(1.90)	0.24		0.27		-		(0.16)

Average Common Shares Outstanding:

Basic	23,811	30,859	(8)	39,531	(8)	75,000	(8)	169,201
Diluted	23,881	30,859	(8)	39,531	(8)	75,000	(8)	169,271

Note:  The inclusion of the Exchange Offers in the pro forma financial information does not necessarily indicate that such transactions are likely to occur.

(1)   Reduction in interest expense or preferred dividends due to the exchange of the capital instruments for Common Shares assuming that the exchange occurred at the beginning of the period or issuance date of the security, whichever is later.

(2)   Reduction in other non-interest income due to decline in dividends paid to the parent company related to the stock owned in the trust subsidiaries.

(3)   One-time gain (loss) (net of unamortized debt issuance costs or hedge costs) from exchange of the capital instruments for Common Shares.

(4)   Taxes are expected to be immaterial due to IBC's low effective tax rate as a result of its full valuation allowance against deferred tax assets.

(5)   Represents the increase in Common Shares outstanding due to the participation in the Institutional TP Exchange Offer of 75% of the outstanding Institutional Trust Preferred Securities (a net aggregate principal amount of $29.625 million) with an assumed exchange value of $750 per $1,000 liquidation amount and an Average VWAP of $0.72, which we determined assuming the Pricing Date for the Average VWAP was November 18, 2009.

(6)   Represents the increase in Common Shares outstanding due to the participation in the Retail TP Exchange Offer of 75% of the outstanding Retail Trust Preferred Securities (a net aggregate principal amount of $37.950 million) with an assumed exchange value of $18.75 per $25 liquidation amount and an Average VWAP of $0.72, which we determined assuming the Pricing Date for the Average VWAP was November 18, 2009.

(7)   Represents the increase in Common Shares outstanding due to the participation in the CPP Exchange Offer of 100% of the outstanding CPP Preferred Shares (an aggregate principal amount of $72.00 million) with an assumed exchange value of $1,000 per $1,000 liquidation amount and an Average VWAP of $0.72, which we determined assuming the Pricing Date for the Average VWAP was November 18, 2009.

(8)   Represents Common Shares issued in the applicable transaction.

APPENDIX B

INDEPENDENT BANK CORPORATION

LONG-TERM INCENTIVE PLAN

TABLE OF CONTENTS

INDEPENDENT BANK CORPORATION
LONG-TERM INCENTIVE PLAN

ARTICLE 1
ESTABLISHMENT AND PURPOSE OF THE PLAN

        1.1         Establishment of the Plan . Independent Bank Corporation, a Michigan corporation (the "Company"), hereby establishes an incentive compensation plan to be known as the "Independent Bank Corporation Long-Term Incentive Plan" (the "Plan"), as set forth in this document. The Plan permits the granting of stock options, stock appreciation rights, restricted stock, and other stock-based awards to key employees of the Company and its Subsidiaries, as well as Directors and Consultants. Upon approval by the Board of Directors of the Company, subject to ratification by the affirmative vote of holders of a majority of shares of the Company's Common Stock present and entitled to vote at the 2002 Annual Meeting of Shareholders, the Plan shall be effective as of April 1, 2002 (the "Effective Date").

        1.2         Purpose of the Plan . The purpose of the Plan is to promote the long-term success of the Company for the benefit of the Company's shareholders, through stock-based compensation, by aligning the personal interests of Plan Participants with those of its shareholders. The Plan is designed to allow Plan Participants to participate in the Company's future, as well as to enable the Company to attract, retain and award such individuals.

        1.3         Term of Plan . No Awards shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date ("Termination Date"), provided that Awards granted prior to the Termination Date may extend beyond that date.

ARTICLE 2
DEFINITIONS

        For purposes of this Plan, the following terms shall have the meanings set forth below:

        2.1        "Administrator" shall mean the Board or any of the Committees designated to administer the Plan in accordance with Section 3.1 of the Plan.

        2.2        "Award" shall mean any award under this Plan of any Options, Stock Appreciation Rights, Restricted Stock, Performance Shares or Other Stock-Based Award.

        2.3        "Award Agreement" shall mean an agreement evidencing the grant of an Award under this Plan. Awards under the Plan shall be evidenced by Award Agreements that set forth the details, conditions and limitations for each Award, as established by the Administrator and shall be subject to the terms and conditions of the Plan.

        2.4        "Award Date" shall mean the date that an Award is made, as specified in an Award Agreement.

        2.5        "Board" shall mean the Board of Directors of the Company.

        2.6        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        2.7        "Employee" shall mean any person employed by the Company or a Subsidiary. Neither service as a Director nor the payment of a Director's fee by the Company shall be sufficient to constitute employment by the Company.

        2.8        "Committee" shall mean one of the Committees, as specified in Article 3, appointed by the Board to administer the Plan.

        2.9        "Common Stock" shall mean the Common Stock, par value $1.00 per share, of the Company.

       2.10      "Consultant" shall mean any person or entity engaged by the Company or a Subsidiary to render services to the Company or that Subsidiary.

        2.11      "Director" shall mean a member of the Board or a member of the Board of Directors of a Subsidiary.

        2.12      "Disability" shall mean permanent and total disability as determined under the rules and guidelines established by the Committee for purposes of the Plan.

        2.13      "Fair Market Value" shall be the closing sale price of the Company's Common Stock for such date on the National Association of Securities Dealers Automated Quotation System or any successor system then in use (NASDAQ). If no sale of shares of Common Stock is reflected on NASDAQ on a date, "Fair Market Value" shall be determined according to the closing sale price on the next preceding day on which there was a sale of shares of Common Stock reflected on NASDAQ.

        2.14      "Incentive Stock Option" or "ISO" shall mean an option to purchase shares of Common Stock granted under Article 6, which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

        2.15      "Insider" shall mean an employee who is an officer (as defined in Rule 16a-1(f) of the Exchange Act) or Director, or holder of more than ten percent (10%) of its outstanding shares of the Company's Common Stock.

        2.16      "Nonemployee Director" shall mean a person who satisfies (1) the definition of "Nonemployee Director" within the meaning set forth in Rule 16b-3(b)(3), as promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934 (the "Exchange Act"), or any successor definition adopted by the SEC, or (2) the definition of "outside director" within the meaning of Section 162(m) of the Code.

        2.17      "Nonqualified Stock Option" or "NQSO" shall mean an option to purchase shares of Common Stock, granted under Article 6, which is not an Incentive Stock Option.

        2.18      "Option" means an Incentive Stock Option or a Nonqualified Stock Option.

        2.19      "Option Price" shall mean the price at which a share of Common Stock may be purchased by a Participant pursuant to an Option, as determined by the Committee.

        2.20      "Other Stock-Based Award" shall mean an Award under Article 10 of this Plan that is valued in whole or in part by reference to, or is payable in or otherwise based on, Common Stock.

        2.21      "Participant" shall mean an employee of the Company or a Subsidiary, a Director or Consultant who holds an outstanding Award granted under the Plan.

        2.22      "Performance Shares" shall mean an Award granted under Article 9 of this Plan evidencing the right to receive Common Stock or cash of an equivalent value at the end of a specified performance period.

        2.23      "Permitted Transferee" means (i) the spouse, children or grandchildren of a Participant (each an "Immediate Family Member"), (ii) a trust or trusts for the exclusive benefit of the Participant and/or one or more Immediate Family Members, or (iii) a partnership or limited liability company whose only partners or members are the Participant and/or one or more Immediate Family Members.

        2.24      "Restricted Stock" shall mean an Award granted to a Participant under Article 8 of this Plan.

        2.25      "Retirement" shall mean the termination of a Participant's employment with the Company or a Subsidiary after the Participant attains the age of 55.

        2.26      "Stock Appreciation Right" or "SAR" shall mean an Award granted to a Participant under Article 7 of this Plan.

        2.27      "Subsidiary" shall mean any corporation in which the Company owns directly, or indirectly through subsidiaries, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns at least fifty percent (50%) of the combined equity thereof.

        2.28      "Termination of Service" shall mean the termination of an Employee's employment with the Company or a Subsidiary. An Employee employed by a Subsidiary shall also be deemed to incur a Termination of Service if the Subsidiary ceases to be a Subsidiary and the Participant does not immediately thereafter become an employee of the Company or another Subsidiary. With respect to a Participant that is not an Employee, Termination of Service shall mean the termination of the person's service as a Director or as a Consultant to the Company or a Subsidiary.

ARTICLE 3
ADMINISTRATION

        3.1         The Committee . The Plan may be administered by different Committees with respect to different groups of Plan Participants. To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as "performance-based compensation" within the meaning of Section 162(m) of the Code, the Plan shall be administered by a committee of two or more Non-Employee Directors. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3. Other than as provided above, the Plan shall be administered by (a) the Board, or (b) a Committee, which Committee shall be constituted to satisfy the foregoing conditions.

        3.2         Committee Authority . Subject to the Company's Articles of Incorporation, Bylaws and the provisions of this Plan, the Administrator shall have full authority to grant Awards to key Employees of the Company or a Subsidiary, as well as Directors and Consultants, provided that Awards covering more than twenty percent (20%) of Plan Shares shall not be made to any one Employee. Awards may be granted singly, in combination, or in tandem. The authority of the Administrator shall include the following:

(a) To select the key employees of the Company or a Subsidiary, Directors or Consultants to whom Awards may be granted under the Plan;

            (b)         To determine whether and to what extent Options, Stock Appreciation Rights, Restricted Stock, Performance Shares and Other Stock-Based Awards, or any combination thereof are to be granted under the Plan;

(c) To determine the number of shares of Common Stock to be covered by each Award;

            (d)         To determine the terms and conditions of any Award Agreement, including, but not limited to, the Option Price, any vesting restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Administrator shall determine in its sole discretion;

            (e)         To determine whether, to what extent and under what circumstances grants of Awards are to operate on a tandem basis and/or in conjunction with or apart from other cash compensation arrangement made by the Company other than under the terms of this Plan;

(f) To determine under what circumstances an Award may be settled in cash, Common Stock, or a combination thereof; and

(g) To determine to what extent and under what circumstances shares of Common Stock and other amounts payable with respect to an Award shall be deferred.

        The Administrator shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (including any Award Agreement) and to otherwise supervise the administration of the Plan. A majority of the any Committee shall constitute a quorum, and the acts of a majority of a quorum at any meeting, or acts reduced to or approved in writing by a majority of the members of any Committee, shall be the valid acts of any Committee. The interpretation and construction by any Committee of any provisions of the Plan or any Award granted under the Plan shall be final and binding upon the Company, the Board and Participants, including their respective heirs, executors and assigns. No member of the Board or any Committee shall be liable for any action or determination made in good faith with respect to the Plan or an Award granted hereunder. Notwithstanding the foregoing, without the prior approval of the Company's shareholders, neither the Committee nor the Board of Directors shall have the authority to lower the option exercise price of previously granted Awards, whether by means of the amendment of previously granted Awards or the replacement or regrant, through cancellation, of previously granted Awards.

ARTICLE 4
 COMMON STOCK SUBJECT TO THE PLAN

        Subject to adjustment as provided in Section 13.1, the maximum aggregate number of shares of Common Stock which may be issued under this Plan, which may be either unauthorized and unissued Common Stock or issued Common Stock reacquired by the Company ("Plan Shares") shall be 575,000 Shares. Not more than fifteen percent (15%) of the Plan Shares may be issued to Plan Participants as Restricted Stock.

        Determinations as to the number of Plan Shares that remain available for issuance under the Plan shall be made in accordance with such rules and procedures as the Administrator shall determine from time to time. If an Award expires unexercised or is forfeited, cancelled, terminated or settled in cash in lieu of Common Stock, the shares of Common Stock that were theretofore subject (or potentially subject) to such Award may again be made subject to an Award Agreement. In addition, Shares from the following sources shall be added to the number of Plan Shares available for issuance under the Plan:

(1) Any Shares of the Company's Common Stock surrendered in payment of the exercise price of Options or to pay the tax withholding obligations incurred upon the exercise of Options;

(2) Options withheld to pay the exercise price or tax withholding obligations incurred upon the exercise of Options; and

            (3)         The number of Shares repurchased by the Company in the open market or otherwise having an aggregate purchase price no greater than the cash proceeds received by the Company from the sale of shares of the Company's stock under the Plan.

ARTICLE 5
ELIGIBILITY

        The persons who shall be eligible to receive Awards under the Plan shall be selected by the Administrator from time to time. In making such selections, the Administrator shall consider the nature of the services rendered by such persons, their present and potential contribution to the Company's success and the success of the particular Subsidiary of the Company by which they are employed or to whom they provide services, and such other factors as the Administrator in its discretion shall deem relevant. Participants may hold more than one Award, but only on the terms and subject to the restrictions set forth in the Plan and their respective Award Agreements. No Participant may receive Awards under the Plan covering more than twenty-five percent (25%) of Plan Shares.

ARTICLE 6
STOCK OPTIONS

        6.1         Options . Options may be granted alone or in addition to other Awards granted under this Plan. Each Option granted under this Plan shall be either an Incentive Stock Option (ISO) or a Nonqualified Stock Option (NQSO).

        6.2         Grants . The Administrator shall have the authority to grant to any Participant one or more Incentive Stock Options, Nonqualified Stock Options, or both types of Options. To the extent that any Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Option or the portion thereof which does not qualify shall constitute a separate Nonqualified Stock Option.

        6.3         Incentive Stock Options . Anything in the Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the Participants affected, to disqualify any Incentive Stock Option under such Section 422. An Incentive Stock Option shall not be granted to an individual who, on the date of grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company. The aggregate Fair Market Value, determined on the Award Date of the shares of Common Stock with respect to which one or more Incentive Stock Options (or other incentive stock options within the meaning of Section 422 of the Code, under all other option plans of the Company) granted on or after January 1, 1987, that are exercisable for the first time by a Participant during any calendar year shall not exceed the $100,000 limitation imposed by Section 422(d) of the Code.

        6.4         Terms of Options . Options granted under the Plan shall be evidenced by Award Agreements in such form as the Administrator shall, from time to time approve, which Agreement shall comply with and be subject to the following terms and conditions:

            (a)         Option Price . The Option Price per share of Common Stock purchasable under an Option shall be determined by the Committee at the time of grant but shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock at the Award Date.

            (b)         Option Term . The term of each Option shall be fixed by the Administrator, provided that no Option that has been designated as an Incentive Stock Option shall be exercisable more than ten (10) years after the date the Option is granted.

            (c)         Exercisability . Except as provided in Section 13.2, no Option shall be exercisable either in whole or in part prior to the first anniversary of the Award Date. Thereafter, an Option shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator and set forth in the Award Agreement. If the Administrator provides that any Option is exercisable only in installments, the Administrator may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Administrator may determine.

            (d)         Method of Exercise . Subject to whatever installment exercise and waiting period provisions apply under subsection (c) above, Options may be exercised in whole or in part at any time during the term of the Option, by giving written notice of exercise to the Company specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price in such form as the Administrator may accept. Notwithstanding the foregoing, an Option shall not be exercisable with respect to less than 100 shares of Common Stock unless the remaining shares covered by an Option are fewer than 100 shares. If and to the extent determined by the Administrator in its sole discretion at or after grant, payment in full or in part may also be made in the form of Common Stock owned by the Participant (and for which the Participant has good title free and clear of any liens and encumbrances and with respect to any shares of Common Stock acquired upon the exercise of an Option, has been held by the Optionee for a period of at least six (6) consecutive months), or by reduction in the number of shares issuable upon such exercise based, in each case, on the Fair Market Value of the Common Stock on the last trading date preceding payment as determined by the Administrator. No shares of stock shall be issued until payment has been made. A Participant shall generally have the rights to dividends or other rights of a shareholder with respect to shares subject to the Option when the person exercising such option has given written notice of exercise, has paid for such shares as provided herein, and, if requested, has given the representation described in Section 13.1 of the Plan.

            (e)         Transferability of Options . No Option may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, provided, however, the Administrator may, in its discretion, authorize all or a portion of a Nonqualified Stock Option to be granted to an optionee to be on terms which permit transfer by such optionee to a Permitted Transferee, provided that (i) there may be no consideration for any such transfer (other than the receipt of or interest in a family partnership or limited liability company), (ii) the Award Agreement pursuant to which such Options are granted must be approved by the Administrator, and must expressly provide for transferability in a manner consistent with this Section 6.4(e), and (iii) subsequent transfers of transferred Options shall be prohibited except those in accordance with Section 6.4(h). Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. The events of termination of service of Sections 6.4(f), (g) and (h) hereof, and the tax withholding obligations of Section 14.3 shall continue to be applied with respect to the original optionee, following which the Options shall be exercisable by the Permitted Transferee only to the extent, and for the periods specified in Sections 6(f), (g), and (h). The Company shall not be obligated to notify Permitted Transferee(s) of the expiration or termination of any Option. Further, all Options shall be exercisable during the Participant's lifetime only by such Participant and, in the case of a Nonqualified Stock Option, by a Permitted Transferee. The designation of a person entitled to exercise an Option after a person's death will not be deemed a transfer.

            (f)         Termination of Service for Reasons other than Retirement, Disability, or Death . Upon termination of Service for any reason other than Retirement or on account of Disability or death, each Option held by the Participant shall, to the extent rights to purchase shares under such Option have accrued at the date of such Termination of Service and shall not have been fully exercised, be exercisable, in whole or in part, at any time for a period of no more than three (3) months following Termination of Service, subject, however, to prior expiration of the term of such Options and any other limitations on the exercise of such Options in effect at the date of exercise. Whether an authorized leave of absence or absence because of military or governmental service shall constitute Termination of Service for such purposes shall be determined by the Administrator, which determination shall be final and conclusive.

            (g)         Termination of Service for Retirement or Disability . Upon Termination of Service by reason of Retirement or Disability, each Option held by such Participant shall, to the extent rights to purchase shares under the Option have accrued at the date of such Retirement or Disability and shall not have been fully exercised, remain exercisable in whole or in part during the original term of such Options held by that Participant.

            (h)         Termination of Service for Death . Upon Termination of Service due to death, each Option held by such Participant or Permitted Transferee shall, to the extent rights to purchase shares under the Options have accrued at the date of death and shall not have been fully exercised, be exercisable, in whole or in part, by the personal representative of the estate of the Participant or Permitted Transferee or by any person or persons who shall have acquired the Option directly from the Participant or Permitted Transferee by bequest or inheritance at any time during the twelve (12) month period following death, subject, however, in any case, to the prior expiration of the term of the Option and any other limitation on the exercise of such Option in effect at the date of exercise.

            (i)         Termination of Options . Any Option that is not exercised within whichever of the exercise periods specified in Sections 6.4(f), (g) or (h) is applicable shall terminate upon expiration of such exercise period.

            (j)         Purchase and Settlement Provisions . The Administrator may at any time offer to purchase an Option previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made. In addition, if an Award Agreement so provides at the Award Date or is thereafter amended to so provide, the Administrator may require that all or part of the shares of Common Stock to be issued with respect to the exercise of an Option, in an amount not greater than the Fair Market Value of the shares that is in excess of the aggregate Option Price, take the form of Performance Shares, which shall be valued on the date of exercise on the basis of the Fair Market Value of such Performance Shares determined without regard to the deferral limitations and/or forfeiture restrictions involved.

        6.5         Reload Options . Without in any way limiting the authority of the Committee to make grants hereunder, and in order to induce employees to retain ownership of shares of Common Stock, the Committee shall have the authority (but not an obligation) to include within any Award Agreement a provision entitling the Participant to a further Option (a "Reload Option") if the Participant exercises the Option evidenced by the Award Agreement, in whole or in part, by surrendering shares of Common Stock previously owned by the Participant, in accordance with this Plan and the terms and conditions of the Award Agreement. A Reload Option shall entitle a Participant to purchase a number of shares of Common Stock equal to the number of such shares so delivered upon exercise of the original Option and, in the discretion of the Committee, the number of shares, if any, tendered to the Company to satisfy any withholding tax liability arising in connection with the exercise of the original Option. A Reload Option shall: (a) have an Option Price of not less than one hundred percent (100%) of the per share Fair Market Value of the Common Stock on the date of grant of such Reload Option; (b) have a term not longer than the remaining term of the original Option at the time of exercise thereof; (c) become exercisable if the shares acquired upon exercise of the original Option are held for a minimum period of time established by the Committee; and (d) be subject to such other terms and conditions as the Committee may determine.

ARTICLE 7
STOCK APPRECIATION RIGHTS

        7.1         Grant of SARs . The Administrator may approve the grant of Stock Appreciation Rights ("SARs") that are related to Options only. A SAR may be granted only at the time of grant of the related Option. A SAR will entitle the holder of the related Option, upon exercise of the SAR, to surrender such Option, or any portion thereof to the extent unexercised, with respect to the number of shares as to which such SAR is exercised, and to receive payment of an amount computed pursuant to Section 7.2. Such Option will, to the extent surrendered, then cease to be exercisable. Subject to Section 6.4, a SAR granted hereunder will be exercisable at such time or times, and only to the extent that a related Option is exercisable, and will not be transferable except to the extent that such related Option may be transferable.

        7.2         Payment of SAR Amount . Upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a share of Common Stock on the date of exercise over the Option Price, by (ii) the number of shares of Common Stock with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon SAR exercise may be in cash, in shares of Common Stock of equivalent value, or in some combination thereof.

        7.3         Nontransferability . No SAR may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all SARs shall be exercisable, during the Participant's lifetime, only by such Participant.

ARTICLE 8
RESTRICTED STOCK

        8.1         Awards of Restricted Stock . Shares of Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the eligible persons to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares to be awarded, the price (if any) to be paid by the Participant, the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards. The Administrator may condition the grant of Restricted Stock upon the achievement of specific business objectives, measurements of individual or business unit or Company performances, or such other factors as the Administrator may determine. The provisions of Restricted Stock awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.

        8.2         Awards and Certificates . A Participant selected to receive a Restricted Stock Award shall not have any rights with respect to such Award, unless and until such Participant has executed an Award Agreement evidencing the Award and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the applicable terms and conditions of such Award. Further, such Award shall be subject to the following conditions:

            (a)         Acceptance . Awards of Restricted Stock must be accepted within a period of thirty (30) days (or such shorter period as the Committee may specify at grant) after the Award Date, by executing an Award Agreement and by paying whatever price (if any) the Committee has designated for such shares of Restricted Stock.

            (b)         Legend . Each Participant receiving a Restricted Stock Award shall be issued a stock certificate in respect of such shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

"The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Independent Bank Corporation Long-Term Incentive Plan and related Award Agreement entered into between the registered owner and the Company, dated . Copies of such Plan and Agreement are on file in the offices of the Company, 230 West Main Street, Ionia, Michigan 48846."

            (c)         Custody . The Committee may require that the stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Stock, the Participant shall have delivered a duly signed stock power, endorsed in blank, relating to the Common Stock covered by such Award.

        8.3         Restrictions and Conditions . The shares of Restricted Stock awarded pursuant to this Plan shall be subject to the following restrictions and conditions:

            (a)         Restriction Period . Subject to the provisions of this Plan and the Award Agreement, during a period set by the Administrator commencing with the Award Date (the "Restriction Period"), the Participant shall not be permitted to sell, transfer, pledge, or assign shares of Restricted Stock awarded under this Plan. Subject to these limits, the Administrator, in its sole discretion, may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part, based on service, performance and/or such other factors or criteria as the Administrator may determine.

            (b)         Rights as Shareholder . Except as provided in this subsection (b) and subsection (a) above, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a holder of shares of Common Stock of the Company including the right to receive any dividends. The Administrator, in its sole discretion, as determined at the time of Award, may permit or require the payment of dividends to be deferred. If any dividends or other distributions are paid in shares of Common Stock, such shares shall be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid.

            (c)         Termination of Service . Subject to the applicable provisions of the Award Agreement and this Article 8, upon Termination of Service for any reason during the Restriction Period, all Restricted Shares still subject to restriction will vest or be forfeited in accordance with the terms and conditions established by the Committee as specified in the Award Agreement.

(d) Lapse of Restrictions . If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such shares shall be delivered to the Participant.

ARTICLE 9
PERFORMANCE SHARES

        9.1         Award of Performance Shares . Performance Shares may be awarded either alone or in addition to other Awards granted under this Plan. The Administrator shall determine the eligible persons to whom and the time or times at which Performance Shares shall be awarded, the number of Performance Shares to be awarded to any person, the duration of the period (the "Performance Period") during which, and the conditions under which, receipt of the Performance Shares will be deferred, and the other terms and conditions of the Award in addition to those set forth in Section 9.2, as specified in the Award Agreement. The Administrator may condition the grant of Performance Shares upon the achievement of specific business objectives, measurements of individual or business unit or Company performance, or such other factors or criteria as the Administrator shall determine. The provisions of the award of Performance Shares need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.

        9.2         Terms and Conditions . Performance Shares awarded pursuant to this Article 9 shall be subject to the following terms and conditions:

            (a)         Nontransferability . Subject to the provisions of this Plan and the related Award Agreement, Performance Shares may not be sold, assigned, transferred, pledged or otherwise encumbered during the Performance Period. At the expiration of the Performance Period, share certificates or cash of an equivalent value (as the Administrator may determine in its sole discretion) shall be delivered to the Participant, or his legal representative, in a number equal to the shares covered by the Award Agreement.

            (b)         Dividends . Unless otherwise determined by the Administrator at the time of Award, amounts equal to any cash dividends declared during the Performance Period with respect to the number of shares of Common Stock covered by a Performance Share Award will not be paid to the Participant.

            (c)         Termination of Employment . Subject to the provisions of the Award Agreement and this Article 9, upon Termination of Service for any reason during the Performance Period for a given Award, the Performance Shares in question will vest or be forfeited in accordance with the terms and conditions established by the Administrator at or after grant.

            (d)         Accelerated Vesting . Based on service, performance and/or such other factors or criteria as the Administrator may determine and set forth in the Award Agreement, the Administrator may, at or after grant, accelerate the vesting of all or any part of any award of Performance Shares and/or waive the deferral limitations for all or any part of such Award.

ARTICLE 10
OTHER STOCK-BASED AWARDS

        10.1       Other Awards . Other Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are payable in or otherwise based on, Common Stock ("Other Stock-Based Awards"), may be granted either alone or in addition to or in tandem with Options, SARs, or Performance Shares. Subject to the provisions of this Plan, the Administrator shall have authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of shares of Common Stock to be awarded pursuant to such awards, and all other conditions of the Awards. The Administrator may also provide for the grant of Common Stock under such Awards upon the completion of a specified performance period. The provisions of Other Stock-Based Awards need not be the same with respect to each Participant and such Awards to individual Participants need not be the same in subsequent years.

        10.2       Terms and Conditions . Other Stock-Based Awards made pursuant to this Article 10 shall be set forth in an Award Agreement and shall be subject to the following terms and conditions:

            (a)         Nontransferability . Subject to the provisions of this Plan and the Award Agreement, shares of Common Stock subject to Awards made under this Article 10 may not be sold, assigned, transferred, pledged, or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

            (b)         Dividends . Unless otherwise determined by the Administrator at the time of Award, subject to the provisions of this Plan and the Award Agreement, the recipient of an Award under this Article 10 shall be entitled to receive, currently or on a deferred stock basis, dividends or other distributions with respect to the number of shares of Common Stock covered by the Award.

            (c)         Vesting . Any Award under this Article 10 and any Common Stock covered by any such Award shall vest or be forfeited to the extent so provided in the Award Agreement, as determined by the Administrator, in its sole discretion.

            (d)         Waiver of Limitation . In the event of the Participant's Retirement, Disability or death, or in cases of special circumstances, the Administrator may, in its sole discretion, waive in whole or in part any or all of the limitations imposed hereunder (if any) with respect to any or all of an Award under this Article 10.

            (e)         Price . Common Stock issued or sold under this Article 10 may be issued or sold for no cash consideration or such consideration as the Administrator shall determine and specify in the Award Agreement.

ARTICLE 11
TERMINATION OR AMENDMENT OF THE PLAN

        The Board may at any time amend, discontinue or terminate this Plan or any part thereof (including any amendment deemed necessary to ensure that the Company may comply with any applicable regulatory requirement); provided, however, that, unless otherwise required by law, the rights of a Participant with respect to Awards granted prior to such amendment, discontinuance or termination, may not be impaired without the consent of such Participant and, provided further, without the approval of the Company's shareholders, no amendment may be made which would (i) increase the aggregate number of shares of Common Stock that may be issued under this Plan (except by operation of Article 4 or of Section 13.1); (ii) decrease the option price of any Option to less than one hundred percent (100%) of the Fair Market Value on the date of grant for an Option; or (iii) extend the maximum option period under Section 6.4(b) of the Plan. The Administrator may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Section 13.2, no such amendment or other action by the Administrator shall impair the rights of any Participant without the Participant's consent. Awards may not be granted under the Plan after the Termination Date, but Awards granted prior to such date shall remain in effect or become exercisable pursuant to their respective terms and the terms of this Plan.

ARTICLE 12
UNFUNDED PLAN

        This Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payment not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

ARTICLE 13
ADJUSTMENT PROVISIONS

        13.1       Antidilution . Subject to the provisions of this Article 13, if the outstanding shares of Common Stock are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock or other securities, an appropriate and proportionate adjustment may be made in (i) the maximum number and kind of shares provided in Article 4 of the Plan, (ii) the number and kind of shares or other securities subject to the then outstanding Awards, and (iii) the price for each share or other unit of any other securities subject to the then outstanding Awards.

        13.2       Change in Control . Notwithstanding Section 13.1, upon dissolution or liquidation of the Company, or upon a reorganization, merger, or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon the sale of all or substantially all the assets of the Company, all Awards then outstanding under the Plan will be fully vested and exercisable and all restrictions will immediately cease, unless provisions are made in connection with such transaction for the continuance of the Plan and the assumption of or the substitution for such Awards of new Awards covering the stock of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices.

        13.3       Adjustments by Administrator . Any adjustments pursuant to this Article 13 will be made by the Administrator, whose determination as to what adjustments will be made and the extent thereof will be final, binding, and conclusive. No fractional interest will be issued under the Plan on account of any such adjustments. Only cash payments will be made in lieu of fractional shares.

ARTICLE 14
GENERAL PROVISIONS

        14.1       Legend . The Administrator may require each person purchasing shares pursuant to an Award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof. In addition to any legend required by this Plan, the certificates for such shares may include any legend which the Administrator deems appropriate to reflect any restrictions on transfer.

        All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, any applicable Federal or state securities law, and any applicable corporate law, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

        14.2       No Right to Employment . Neither this Plan nor the grant of any Award hereunder shall give any Participant or other employee any right with respect to continuance of employment by the Company or any Subsidiary, nor shall there be a limitation in any way on the right of the Company or any Subsidiary by which an employee is employed to terminate his or her employment at any time.

        14.3       Withholding of Taxes . The Company shall have the right to deduct from any payment to be made pursuant to this Plan, or to otherwise require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash hereunder, payment by the Participant of, any Federal, state or local taxes required by law to be withheld. Unless otherwise prohibited by the Administrator, each Participant may satisfy any such withholding tax obligation by any of the following means or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold from the shares otherwise issuable to the Participant a number of shares having a Fair Market Value as of the "Tax Date," less than or equal to the amount of the withholding tax obligation; or (c) delivering to the Company unencumbered shares owned by the Participant having a Fair Market Value, as of the Tax Date, less than or equal to the amount of the withholding tax obligation. The "Tax Date" shall be the date that the amount of tax to be withheld is determined.

        14.4       No Assignment of Benefits . No Award or other benefit payable under this Plan shall, except as otherwise specifically transfer, provided by law, be subject in any manner to anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, attach, sell, transfer, assign, pledge, encumber or charge, any such benefits shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

        14.5       Governing Law . This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws and in the courts of the state of Michigan.

        14.6       Application of Funds . The proceeds received by the Company from the sale of shares of Common Stock pursuant to Awards granted under this Plan will be used for general corporate purposes.

        14.7       Rights as a Shareholder . Except as otherwise provided in an Award Agreement, a Participant shall have no rights as a shareholder of the Company until he or she becomes the holder of record of Common Stock.

INDEPENDENT BANK CORPORATION

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 29, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael M. Magee, Jr. and Robert N. Shuster, and each of them as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of Independent Bank Corporation held of record by the undersigned on December 10, 2009, at the Special Meeting of Stockholders to be held on the Second Floor of the Johnson Building, located at 227 Main Street, Ionia, Michigan 48846 on Friday, January 29, 2010 at 3:00 p.m. (local time), or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)

SPECIAL MEETING OF STOCKHOLDERS OF

INDEPENDENT BANK CORPORATION

January 29, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.snl.com/irweblinkx/docs.aspx?iid=100319

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

↓  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the internet.  ↓

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3 AND 4.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.     To consider and vote upon a proposal to amend our Articles of Incorporation to increase the number of authorized shares of common stock from 60 million shares to 500 million shares.

                                ☐  FOR                       ☐  AGAINST                       ☐  ABSTAIN

2.     To consider and vote upon a proposed stock option exchange program, under which eligible employees would be able to exchange certain options for a lesser number of new options on the terms described in the proxy statement.

                                ☐  FOR                       ☐  AGAINST                       ☐  ABSTAIN

3.     To consider and vote upon a proposal to issue additional shares of our common stock in exchange for certain outstanding trust preferred securities and in exchange for certain outstanding shares of preferred stock.

                                ☐  FOR                       ☐  AGAINST                       ☐  ABSTAIN

4.     To grant management the authority to adjourn, postpone or continue the Special Meeting.

                                ☐  FOR                       ☐  AGAINST                       ☐  ABSTAIN

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SPECIAL MEETING OF STOCKHOLDERS OF

INDEPENDENT BANK CORPORATION

January 29, 2010

PROXY VOTING INSTRUCTIONS

INTERNET – Access "www.voteproxy.com" and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 AM EST the day of the meeting.

MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON – You may vote your shares in person by attending the Special Meeting.

Information on directions to the site of our Special Meeting is available on our website at www.IndependentBank.com

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.snl.com/irweblinkx/docs.aspx?iid=100319.

↓  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the internet.  ↓

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3 AND 4.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.     To consider and vote upon a proposal to amend our Articles of Incorporation to increase the number of authorized shares of common stock from 60 million shares to 500 million shares.

                                ☐  FOR                       ☐  AGAINST                       ☐  ABSTAIN

2.     To consider and vote upon a proposed stock option exchange program, under which eligible employees would be able to exchange certain options for a lesser number of new options on the terms described in the proxy statement.

                                ☐  FOR                       ☐  AGAINST                       ☐  ABSTAIN

3.     To consider and vote upon a proposal to issue additional shares of our common stock in exchange for certain outstanding trust preferred securities and in exchange for certain outstanding shares of preferred stock.

                                ☐  FOR                       ☐  AGAINST                       ☐  ABSTAIN

4.     To grant management the authority to adjourn, postpone or continue the Special Meeting.

                                ☐  FOR                       ☐  AGAINST                       ☐  ABSTAIN

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

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Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

of Independent Bank Corporation

Ionia, Michigan

We have audited the accompanying consolidated statements of financial condition of Independent Bank Corporation as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders' equity, comprehensive income, and cash flows for each of the years in the three year period ended December 31, 2008.  Independent Bank Corporation's management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Independent Bank Corporation  as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Grand Rapids, Michigan
March 9, 2009